Exhibit 10.1

MASTER OUTSOURCING SERVICES AGREEMENT

between

ING NORTH AMERICA INSURANCE CORPORATION

and

MILLIMAN, INC.

Dated: June 2, 2014

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TABLE OF EXHIBITS

Exhibit 1	Form of Statement of Work
Attachment A Description of Services
Attachment B Service Levels
Attachment C Milliman Software
Attachment D Business Continuity Plan and Disaster Recovery Plan
Exhibit 2	Procedures Manual Table of Contents
Exhibit 3	Voya Policies
Exhibit 4	Termination Assistance Services
Exhibit 5	Minimum Business Continuity and Disaster Recovery Requirements
Exhibit 6	Governance
Exhibit 7	Initial Press Release
Exhibit 8	Milliman Software License Agreement

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MASTER OUTSOURCING SERVICES AGREEMENT

This Master Outsourcing Services Agreement (this “MSA”) is made and entered into as of June 2, 2014 (the “MSA Effective Date”) by and between ING North America Insurance Corporation, a corporation formed under the laws of the State of Delaware (“Voya”), and Milliman, Inc., a corporation formed under the laws of the State of Washington (“Milliman”).

WHEREAS, the MSA Contracting Parties have engaged in extensive negotiations and discussions that have culminated in the formation of the relationship set forth in this MSA; and

WHEREAS, Milliman and certain of its Affiliates desire to provide to Voya and certain of its Affiliates and designees, and Voya and certain of its Affiliates and designees desire to obtain from Milliman and certain of its Affiliates, the services set forth in this Agreement on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the agreements set forth below, the MSA Contracting Parties agree as follows:

ARTICLE 1	DEFINITIONS AND INTERPRETATION.

Section 1.01 Definitions. The following terms have the following meanings:

(1)	“Abandonment” means the occurrence of: (a) Milliman Group’s intentional failure or refusal to provide any non-de minimis Services set forth in the Statement of Work #2 for Hedging Services, or any Service set forth in the Statement of Work #3 for Financial and Risk Reporting Services which would result in Voya Group being unable to close its general ledger in accordance with its internal closing schedule or provide a legally required report or public disclosure within the period required by Law; (b) notice by Voya Group to a Milliman Contract Executive of such failure or refusal (an “Abandonment Notice”); and (c) Milliman Group’s failure (i) to cure such failure or refusal within 48 hours after such Abandonment Notice or (ii) if such failure or refusal is not capable of cure within 48 hours, to (A) provide notice to Voya Group within 24 hours after receipt of such Abandonment Notice that Milliman will recommence performance and (B) commence remedying the failure or refusal as soon as possible thereafter, but in no event more than 48 hours after receipt of such Abandonment Notice.

(2)	“Abandonment Notice” has the meaning set forth in Section 1.01(1).

(3)	“Affected Party” means the Party affected by a Force Majeure Event.

(4)	“Affected Service Delivery Organization Member” has the meaning set forth in Section 19.15.

(5)	“Affiliate” means, as to any entity, any other entity that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such entity; provided, however, that no entity shall be considered an Affiliate of Voya unless such entity is, directly or indirectly, a subsidiary of Voya Parent.

(6)	“Agreement” means this MSA and all SOWs or this MSA and an SOW, as the context demands.

(7)	“Approved Change Notice” means a notice of approval of a Change in substantially the form set forth in Exhibit 6.

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(8)	“Business Continuity Event” means any event that is not a Force Majeure Event, but that nevertheless may prevent, hinder or delay the performance of the Services.

(9)	“Business Continuity Plan” means any business continuity plan set forth in an SOW.

(10)	“Business Day” means any day other than a Saturday, Sunday, a U.S. federal holiday or a day on which the New York Stock Exchange is closed; provided, however, that if Voya Group or any applicable Voya Group business unit conducts normal business operations on a U.S. federal holiday or a day on which the New York Stock Exchange is closed, such day shall be deemed a “Business Day” for all purposes under this Agreement. As of the MSA Effective Date, January 1st shall be deemed a “Business Day”.

(11)	“CBVA Segment” means the retail variable annuity policies previously sold by affiliates of Voya prior to 2010, along with any and all related agreements, documentation or activities related thereto, and identified as “Closed Block Variable Annuity” in the financial records and systems of Voya and its Affiliates. Solely as examples and in no way intended as an exhaustive list, such related agreements, documentation or activities may include annuitizations of guaranteed benefits, settlement options of contractual proceeds, pending death claims and spousal continuations.

(12)	“Change” means any change to (a) the Services, (b) processes or Systems that would alter the functionality, performance standards or technical environment of the Systems, (c) the manner in which the Services are provided or (d) the manner in which the Services are used.

(13)	“Change Procedures” means the procedures set forth in Section 11.02.

(14)	“Change Request” means a notice of request for a Change, provided in accordance with Section 11.02.

(15)	“Claim” means an assertion, or an actual or threatened claim, action, suit or proceeding (whether civil, criminal, administrative, arbitral, investigative or otherwise).

(16)	“Confidential Information” means all non-public information, documentation and IP of a Party, Affiliates of such Party or their respective clients, employees, distribution partners, agents, customers, suppliers, contractors and other third parties doing business with a Party or Affiliates of such Party, whether disclosed to, accessed by or otherwise learned by the other Party, including: (a) with respect to Voya Group, all Work Product, Voya Data, PII and information concerning Voya Group’s customers (including their beneficiaries), third party administrators and recipients of Voya Group’s services, either directly or indirectly, such as employees of Voya Group customers, plan participants, members, dependents, beneficiaries and similarly situated persons; (b) with respect to Milliman Group, all Milliman Group proprietary data included in the solution designs; (c) this Agreement; (d) all information marked as confidential (or with words of similar meaning); (e) anything developed by reference to the information described in this definition; and (f) “inside information”, including any material, non-public, price-sensitive corporate or market information relating to such Party, Affiliates of a Party or their clients, employees, distribution partners, agents, customers (including their beneficiaries), suppliers, contractors and other third parties doing business with such Party or Affiliates of a Party, that is acquired in connection with this Agreement.

(17)	“Consulting Credit” has the meaning set forth in Section 9.07.

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(18)	“Control” means, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of at least 51 percent of the voting securities (or other ownership interest), by contract or otherwise.

(19)	“Critical Service Measurements” means those critical areas of the Services that are measured against the Service Levels, as such areas are identified and described in the applicable SOW, and in respect of which a failure to meet the Service Levels may result in a Service Level Credit.

(20)	“Damages Cap” has the meaning set forth in Section 17.01.

(21)	“Data Security Breach” means any unlawful or unauthorized acquisition, access, loss, theft, use or disclosure of Confidential Information, any breach or attempted breach of the security of Confidential Information or any other circumstances or event that compromises the privacy or security of Confidential Information.

(22)	“Data Subject” means any person (whether natural or otherwise) or about whom data may be stored, used, transferred or processed by Milliman Group in connection with the Services.

(23)	“Designated Services” means (a) the services, functions and responsibilities of Milliman Group described in this Agreement (including the services, functions and responsibilities described in an SOW) and (b) any services, functions or responsibilities not specifically described in an SOW, but which are inherently required or necessary for the proper performance and delivery of the services described in clause (a).

(24)	“Disabling Code” means any device, “lockout”, self-help code or other software code or routine (e.g., back door, time bomb or worm) that is able to: (a) disable, restrict use of, lock or erase Software, Hardware or data for any authorized use; or (b) permit unauthorized monitoring of user behavior (e.g., spyware).

(25)	“Disaster Recovery Plan” means any disaster recovery plan set forth in an SOW.

(26)	“Dispute Resolution Procedures” means the procedures set forth in Section 11.03.

(27)	“Divested Business” has the meaning set forth in Section 3.08(1).

(28)	“Escrow Account” means the account maintained by a third party escrow agent in which the Milliman Software and Related Documentation will be deposited from time to time in accordance with Section 7.04.

(29)	“Escrow Material” has the meaning set forth in Section 7.04.

(30)	“Executive Committee” has the meaning set forth in Exhibit 6.

(31)	“Export Controls” means all export and national security Laws of the U.S. and all other applicable Governmental Authorities.

(32)	“Fees” has the meaning set forth in Section 9.01.

(33)	“Files and Work Papers” has the meaning set forth in Section 13.06(1).

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(34)	“Force Majeure Event” means a fire, flood, earthquake, other elements of nature or acts of God, acts of war, terrorism, riots, rebellions, revolutions or civil disorders or other business continuity event beyond the reasonable control of the Party whose performance is prevented, hindered or delayed.

(35)	“Go-Live Date” means the date when Milliman Group assumes responsibility for providing a Service as set forth in the applicable SOW.

(36)	“Governmental Authority” means any U.S. or non-U.S. federal, state, provincial, municipal, local, territorial or other governmental department, regulatory authority, self-regulatory organization (e.g., FINRA, MSRB and stock exchanges) or legislative, judicial or administrative body.

(37)	“Hardware” means equipment, including computers and related equipment, such as central processing units and other processors, controllers, modems, communications and telecommunications equipment (e.g., voice, data and video), cables, storage devices, printers, terminals, other peripherals and input and output devices, and other tangible mechanical and electronic equipment intended for the processing, input, output, storage, manipulation, communication, transmission and retrieval of information and data.

(38)	“Immaterial Change” means any Change that reasonably requires less than $15,000 of work cumulatively and in the aggregate at the rates specified in the applicable SOW or, if such rates are not specified in the applicable SOW, at the then-current rates charged by Milliman for the same or substantially similar services with comparable discounts to those provided to Voya Group generally.

(39)	“Income Tax” means any tax on or measured by the net income of a corporation, partnership, joint venture, trust, limited liability company, limited liability partnership, association or other organization or entity (including taxes on capital or net worth that are imposed as an alternative to a tax based on net or gross income), or taxes which are of the nature of excess profits tax, gross receipts tax, minimum tax on tax preferences, alternative minimum tax, accumulated earnings tax, personal holding company tax, capital gains tax or franchise tax for the privilege of doing business.

(40)	“Indemnified Party” means a Voya Indemnified Party or a Milliman Indemnified Party, as applicable.

(41)	“Indemnifying Party” means Voya under Section 16.01 and Milliman under Section 16.02.

(42)	“IP” means any (a) inventions, processes, methodologies, procedures and trade secrets, (b) Software and tools, (c) literary works or other works of authorship, including documentation, reports, drawings, charts, graphics, other written documentation and derivative works of each of the foregoing, (d) trademarks, service marks, logos or domain names and (e) any other intellectual property.

(43)	“Key Individual” means any of the individuals identified as “key individuals” in an SOW.

(44)	“Key Service Measurements” means those key areas of the Services that are measured against the Service Levels, as such areas are identified and described in the applicable SOW, and in respect of which a failure to meet the Service Levels will not result in a Service Level Credit.

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(45)	“Laws” means all U.S. and non-US. laws, ordinances, rules, regulations, declarations, decrees, directives, legislative enactments and Governmental Authority orders, requests, subpoenas and generally accepted accounting principles applicable to Voya Group.

(46)	“Loss” means any loss, damage, payment, liability (including settlements, judgments, fines and penalties) or cost and expense (including reasonable attorneys’ fees, court costs and other litigation expenses).

(47)	“Milliman” has the meaning set forth in the preamble.

(48)	“Milliman Agent” means any U.S. entity that is an agent, contractor, subcontractor or other representative of Milliman Group, including any non-wholly owned Affiliates of Milliman, performing any of Milliman Group’s obligations under this Agreement.

(49)	“Milliman Change in Control” means any event or series of events by which:

(a)	any “person” or “group” ((i) as such terms are used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, and (ii) other than a “person” or “group” consisting solely of Milliman’s or Milliman FRM’s subsidiaries) becomes the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of shares of the capital stock of Milliman, Milliman FRM or any member of Milliman Group representing 35 percent or more of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Milliman, Milliman FRM or such member of Milliman Group, respectively; or

(b)	a majority of the seats (other than vacant seats) on the board of directors of either Milliman, Milliman FRM or a member of Milliman Group shall at any time be occupied by persons who were not (i) nominated or approved by the board of directors of Milliman, Milliman FRM or the nominating committee thereof or appointed or designated to the board of directors of Milliman, Milliman FRM or approved by one of its subsidiaries or (ii) nominated, appointed, approved or designated by directors so nominated, appointed, approved or designated.

(50)	“Milliman Consents” means all licenses, consents, permits, approvals and authorizations that are necessary to allow, in connection with the Services (a) Milliman Group and Milliman Agents to use (i) the Milliman IP and Milliman Hardware, (ii) any assets owned or leased by Milliman or Milliman Agents and (iii) any third party services retained by Milliman, (b) Service Recipients and Voya Agents to use the Milliman IP and Milliman Hardware and (c) Milliman Group and Milliman Agents to assign the Work Product and Voya Data to Voya Group.

(51)	“Milliman Contract Executives” has the meaning set forth in Exhibit 6.

(52)	“Milliman Contract Manager” has the meaning set forth in Exhibit 6.

(53)	“Milliman FRM” means Milliman Financial Risk Management LLC, a limited liability company formed under the laws of Delaware.

(54)	“Milliman Group” means Milliman and any wholly owned Affiliates of Milliman that are U.S. entities performing the Services, either individually or collectively, as the context demands, as interpreted in accordance with Section 4.05(4).

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(55)	“Milliman Hardware” means the Hardware leased or owned by a member of Milliman Group that is used by a member of Milliman Group to provide the Services.

(56)	“Milliman Indemnified Parties” means Milliman, its Affiliates and the officers, directors, employees, successors and permitted assigns of Milliman and its Affiliates.

(57)	“Milliman IP” means IP that is licensed or owned by Milliman Group (or, for clarity, a Milliman Agent), that is used in connection with the Services, including the Milliman Software.

(58)	“Milliman Resources” means the Milliman IP, Work Product, Services or any other resource or item provided to Service Recipients by Milliman Group (or, for clarity, a Milliman Agent).

(59)	“Milliman Service Location” means any premises owned, leased or used by Milliman Group set forth in an SOW, from which Milliman Group shall provide the Services (including any business continuity or disaster recovery services with respect to such Services).

(60)	“Milliman Software” means the Software that is licensed or owned by Milliman Group, that is used in connection with the Services. Milliman Software shall be identified in an SOW as “Milliman Software”.

(61)	“MSA” has the meaning set forth in the preamble.

(62)	“MSA Contracting Parties” means Voya and Milliman.

(63)	“MSA Contracting Party” means Voya or Milliman, as applicable.

(64)	“MSA Effective Date” has the meaning set forth in the preamble.

(65)	“MSA Term” has the meaning set forth in Section 2.01.

(66)	“Non-Chargeable Change” means any Change that (a) is an Immaterial Change, (b) is required for Milliman Group to meet its obligations under this Agreement (except where this Agreement specifically permits Milliman Group to adjust its rates or resources in connection with the Change Procedures), (c) is a Change for which the cost or expense is explicitly allocated to Milliman under this Agreement or (d) is determined by the Parties to be non-chargeable.

(67)	“Parties” means Voya Group and Milliman Group.

(68)	“Party” means either Voya Group or Milliman Group.

(69)	“PHI” means “protected health information” as defined in 45 C.F.R. § 160.103.

(70)	“PII” means information or data that (a) identifies an individual, including by name, signature, address, telephone number or other unique identifier, (b) that can be used to identify or authenticate an individual, including passwords, PINs, biometric data, unique identification numbers (e.g., social security numbers), answers to security questions or other personal identifiers or (c) is PHI.

(71)	“Procedures Manual” means the documentation of the procedures that shall be followed with respect to the provision and receipt of the Services and the overall relationship in accordance with the structure set forth in Exhibit 2.

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(72)	“Quarterly Business Review” has the meaning set forth in Section 3.11.

(73)	“Recovery Time Objective” means the time period within which Milliman is required to restore a Service in the event of a Business Continuity Event or Force Majeure Event, as such time period is set forth in the applicable SOW.

(74)	“Related Documentation” means, with respect to Software, all materials, documentation (including control documentation utilized in connection with an audit), specifications, technical manuals, user manuals, flow diagrams, file descriptions and other written information that describes the function and use of such Software, but excluding any source code.

(75)	“Relief Event” has the meaning set forth in Section 3.10.

(76)	“Service Delivery Organization” means the personnel of Milliman Group (including, for clarity, Milliman Agents) who provide the Services.

(77)	“Service Level Credits” means the amount to be credited to Voya in the event of a Service Level Default for a Critical Service Measurement.

(78)	“Service Level Default” means a failure by Milliman Group to meet the Service Level applicable to a particular Service Measurement.

(79)	“Service Levels” means the service levels and standards for the performance of the Services as set forth in the applicable SOW.

(80)	“Service Locations” means the Voya Service Locations and Milliman Service Locations.

(81)	“Service Measurements” means the Critical Service Measurements and Key Service Measurements.

(82)	“Service Recipient” means (a) Voya Group, (b) Voya Agents and (c) any Divested Business designated by Voya to receive the Services.

(83)	“Service Taxes” means all sales, use, lease, service, value-added, excise, consumption, stamp duty and other such other taxes and duties that are assessed against any party to this MSA or an SOW by a Tax Authority on any goods transferred or on the provision of the Services as a whole or on any particular Service received by any Service Recipient from Milliman Group, but excluding Income Taxes.

(84)	“Services” means the Designated Services, Termination Assistance Services and any other services, functions and responsibilities the Parties agree shall be provided under this Agreement. For clarity, the term “Services” excludes any consulting services provided under the Master Consulting Services Agreement between the Parties, dated May 16, 2005, as amended.

(85)	“Software” means the object code and source code versions of any applications, programs, operating system software, computer software languages, utilities, tools, machine readable texts and files and other computer programs, in whatever form or media (including the tangible media upon which such are recorded or printed), including all corrections, improvements, updates and releases thereof.

(86)	“SOW” has the meaning set forth in Section 1.05(2).

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(87)	“SOW Effective Date” has the meaning set forth in the applicable SOW.

(88)	“SOW Term” has the meaning set forth in Section 2.02.

(89)	“System” means the Software and Hardware used to provide the Services.

(90)	“Tax Authority” means any Governmental Authority or other fiscal, revenue, customs or excise authority, body or official competent to impose, collect or assess tax.

(91)	“Termination Assistance Period” means a period of time designated by Voya, commencing on the date a determination is made that there shall be an expiration or termination of this MSA, an SOW or Service, in whole or in part, and continuing for up to 18 months after the effective date of such expiration or termination.

(92)	“Termination Assistance Services” has the meaning set forth in Section 19.14.

(93)	“Virus” means any malicious code, defect, component, programs or other internal components (e.g., computer “virus”, computer “worm”, computer time bomb, “Trojan horse”, “back door” or similar component).

(94)	“Voya” has the meaning set forth in the preamble.

(95)	“Voya Agent” means an agent, contractor, subcontractor or other representative of Voya Group, other than Milliman Group, exercising any of Voya Group’s rights or performing any of Voya Group’s obligations under this Agreement.

(96)	“Voya Auditors” means Voya Group and any of its internal or third party regulators, accountants, auditors or consultants.

(97)	“Voya Change in Control” means any event or series of events by which:

(a)	any “person” or “group” ((i) as such terms are used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, and (ii) other than a “person” or “group: consisting solely of ING Groep N.V. and/or its subsidiaries) becomes the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of shares of the capital stock of Voya Parent or any member of Voya Group representing 35 percent or more of the aggregate ordinary voting power represented by the issued and outstanding capital stock of Voya Parent or such member of Voya Group, respectively; provided; however; that it shall not be a Voya Change in Control under this clause (a) if a “person” or “group” other than a “person” or “group” consisting solely of ING Groep N.V. and/or its subsidiaries becomes the “beneficial owner”, directly or indirectly, of shares of the capital stock of the Voya Parent or such member of Voya Group representing 35 percent or more of the aggregate voting power represented by the issued and outstanding capital stock of the Voya Parent or such member of Voya Group, respectively, if such voting power held by such other “person” or “group” is less than such voting power held by ING Groep N.V. and/or its subsidiaries; or

(b)	a majority of the seats (other than vacant seats) on the board of directors of either the Voya Parent or a member of Voya Group shall at any time be occupied by persons who were not (i) nominated or approved by the board of directors of the Voya Parent, or such members of Voya Group, or the respective nominating committees thereof or (ii) nominated, appointed, approved or designated by directors so nominated, appointed, approved or designated.

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(98)	“Voya Consents” means all licenses, consents, permits, approvals and authorizations that are necessary to allow Milliman Group to use (a) the Voya IP and Voya Hardware, (b) any assets owned or leased by Voya Group and (c) the services provided for the benefit of the Service Recipients under Voya Group’s third party services contracts, in each case, as necessary to provide the Services.

(99)	“Voya Contract Executives” has the meaning set forth in Exhibit 6.

(100)	“Voya Contract Manager” has the meaning set forth in Exhibit 6.

(101)	“Voya Data” means all data or information of a Service Recipient (a) submitted to Milliman Group by a Service Recipient, (b) obtained, developed, processed or produced by Milliman Group (other than data internal to Milliman Group) or (c) accessed by, or made available to, Milliman Group.

(102)	“Voya Data Safeguards” means Voya Policies applicable to data security.

(103)	“Voya Group” means Voya and any Affiliates of Voya that receive the Services, either individually or collectively, as the context demands.

(104)	“Voya Hardware” means the Hardware leased or owned by a member of Voya Group that is used by a member of Milliman Group to provide the Services.

(105)	“Voya Indemnified Parties” means Voya, its Affiliates and the officers, directors, employees, successors and permitted assigns of Voya and its Affiliates.

(106)	“Voya IP” means IP that is licensed or owned by Voya Group or a Voya Agent (other than the Milliman IP) that is used by Milliman in connection with the Services, including the Software set forth in an SOW and identified as “Voya Software”.

(107)	“Voya Parent” means Voya Financial, Inc.

(108)	“Voya Policies” means Voya Group’s policies, standards and procedures (a) listed in Exhibit 3 (and as such policies are set forth on a website established by Voya Group and made available to Milliman Group), (b) with respect to any additional Voya Policies applicable to a specific SOW, in such SOW and (c) as Voya Group otherwise provides or makes available to Milliman Group from time-to-time in written or electronic format.

(109)	“Voya Privacy Policies” means Voya Policies with respect to data privacy.

(110)	“Voya Record Retention Policies” means Voya Policies with respect to record retention.

(111)	“Voya Service Location” means any premises owned, leased or used by Voya Group and identified in the applicable SOW, at which Voya Group may (to the extent set forth in such SOW) provide space for Service Delivery Organization members to provide Services.

(112)	“VRA Process” means the Voya vendor risk assessment process.

(113)	“Work Product” has the meaning set forth in Section 7.03.

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Section 1.02 References.

(1)	References to this MSA include the Exhibits hereto; references to the Exhibits to this MSA include any Attachments thereto; references to an SOW include any Attachments thereto; and references to the Attachments to an SOW include any Schedules thereto.

(2)	Except where otherwise indicated: (a) references in this MSA (exclusive of the Exhibits) to Articles, Sections or Exhibits are to Articles or Sections of, or Exhibits to, this MSA (exclusive of the Exhibits).

(3)	References in this Agreement to any Law means such Law as changed, supplemented, amended or replaced.

(4)	References in this Agreement to, and mentions of, the word “include”, “including” or the phrases “e.g.” or “such as” means “including, without limitation”.

(5)	References in this Agreement to “day”, “week”, “quarter” or “year” refer to a calendar day, week, quarter or year respectively, unless otherwise indicated.

(6)	$ or “dollars” refers to United States dollars.

(7)	Except where otherwise indicated, all references in this MSA to an SOW means the SOW under which the applicable Services are provided.

Section 1.03 Headings. The Article and Section headings, Table of Contents and Table of Exhibits are for reference and convenience only and shall not be considered in the interpretation of this Agreement.

Section 1.04 Precedence. In the event of a conflict between the terms and conditions of this MSA and the terms and conditions of any SOW, the terms and conditions of this MSA shall prevail unless excluded or modified in accordance with Section 1.05(2). In the event of a conflict between the terms and conditions of this MSA (exclusive of the Exhibits) and the terms and conditions of any Exhibit, the terms and conditions of this MSA (exclusive of the Exhibits) shall prevail.

Section 1.05 Agreement Framework.

(1)	This MSA establishes the general terms and conditions applicable to Milliman Group’s provision, and Voya Group’s receipt, of Services.

(2)	This MSA contemplates the future execution by Voya Group and Milliman Group of one or more statements of work for Services in the form set forth in Exhibit 1 (each such statement of work, an “SOW” and collectively, the “SOWs”). Each SOW shall be effective when executed by an authorized representative of Voya and an authorized representative of Milliman (or any member of Milliman Group). The terms of this MSA shall be deemed to be incorporated into each SOW and the terms and conditions set forth in this MSA shall govern Milliman’s provision of Services under an SOW, except for provisions in this MSA that are specifically excluded or modified in such SOW, which shall include a reference to the applicable Section in this MSA being excluded or modified; provided, however, that such exclusion or modification shall only be applicable to such SOW.

(3)	Milliman and Voya shall, simultaneously with the execution of this MSA, execute three SOWs:

(a)	Statement of Work #1 for Implementation Services;

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(b)	Statement of Work #2 for Hedging Services under which Milliman Group will provide certain services for Voya Group in connection with hedging guarantee liabilities with respect to the CBVA Segment; and

(c)	Statement of Work #3 for Financial and Risk Reporting Services under which Milliman Group will provide certain services related to financial and regulatory reporting and risk analytics with respect to the CBVA Segment.

ARTICLE 2	TERM.

Section 2.01 MSA Term. This MSA shall commence on the MSA Effective Date and continue until the earlier of (1) the date upon which this MSA is terminated in accordance with Article 19 and (2) the last day any SOW is in effect (the “MSA Term”).

Section 2.02 SOW Term. The term of an SOW shall commence on the SOW Effective Date and continue until the end of the last Termination Assistance Period after the earlier of (1) the expiration date specified in such SOW or, if no expiration date is specified, the date on which all work under such SOW is completed in accordance with the terms and conditions of such SOW, (2) the date upon which such SOW is terminated in accordance with its terms and (3) the date upon which this MSA is terminated in accordance with Article 19 (the “SOW Term”).

ARTICLE 3	SERVICES.

Section 3.01 Services. Milliman Group shall provide the Services to the Service Recipients in accordance with this Agreement. Milliman Group shall cause the Services to be performed (1) with adequate numbers of qualified personnel (as to training, skill and experience), (2) in a good, professional and workmanlike manner, (3) consistent with industry standards and generally accepted practices and (4) with the experience and expertise necessary to provide the Services in accordance with this Agreement.

Section 3.02 Labor and Materials. Milliman Group shall perform all work necessary to provide the Services in accordance with this Agreement. Except as explicitly provided in this MSA or an SOW, Milliman Group shall furnish and pay for all labor, materials, services, facilities, equipment and computer resources (including the Milliman IP and Milliman Hardware) necessary to provide the Services and meet its obligations under this Agreement, excluding the Voya IP to be furnished by Voya Group.

Section 3.03 Procedures Manual.

(1)	The initial draft of the Procedures Manual shall be subject to Voya’s acceptance and shall be provided prior to the delivery of Designated Services under an SOW. Implementation Services shall not require a Procedures Manual. The responsibilities of each Party with respect to the Services shall be clearly indicated within the Procedures Manual. The table set forth in Exhibit 2 provides the general organization and content of the Procedures Manual.

(2)	Milliman Group shall update and amend the Procedures Manual from time-to-time, but not less frequently than annually, in order to reflect all changes to Milliman Group’s operations and the then-current Services and to include any additional Services; provided, however, that Milliman Group shall not update or amend the Procedures Manual without prior notice to the Voya Contract Manager whose Services are affected, and approval by such Voya Contract Manager.

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(3)	Milliman Group shall perform the Services in accordance with the Procedures Manual; provided, however, that in no event shall the Procedures Manual decrease the scope, quality or quantity of Services, increase the Fees or impose any obligation on Voya Group or any Services Recipient that have been allocated to Milliman Group under this Agreement. In the event of a conflict between the Procedures Manual and this Agreement, this Agreement shall govern.

(4)	Milliman Group shall explain and review the information set forth in the Procedures Manual with Voya Group during the Quarterly Business Review.

Section 3.04 Voya Policies. In connection with its provision of the Services, Milliman Group shall comply with the Voya Policies and any modifications to the Voya Policies made available to Milliman Group; provided, however, that if any requirement of a Voya Policy conflicts with an internal Milliman Group human resource policy, Milliman Group shall be relieved from performing the Services in compliance with such requirement unless (1) such requirement is set forth in Section 4.01 or (2) otherwise agreed by the Executive Committee. To the extent that such modifications materially increase or decrease Milliman Group’s costs to provide the Services, the MSA Contracting Parties shall negotiate an equitable adjustment to the Fees with respect to such increased or decreased cost in accordance with the Change Procedures. If Voya Group provides relief to Milliman Group from performing the Services in compliance with a requirement of the Voya Policies, such relief shall only be valid if Voya provides a written variance approved by the person(s) designated by Voya. Otherwise, if Milliman Group discovers or is notified of a failure to comply with the Voya Policies, Milliman Group shall promptly: (a) notify Voya; and (b) if Milliman Group was responsible for the failure, investigate and cure such failure no later than 10 days after Milliman Group first discovers or is notified of such failure.

Section 3.05 Reports and Data Feeds. Milliman Group shall provide the reports specified in the body of this MSA and as identified in any SOWs. To the extent Milliman Group holds any Voya Data, Milliman Group shall at all times provide Voya Group with reasonable access to such Voya Data.

Section 3.06 New or Improved Technology or Business Process. Milliman Group shall: (1) maintain a level of technology, in a manner consistent with other top tier business process outsourcing service providers, such that Voya Group is in a position to take advantage of technological advances relating to the provision or receipt of the Services; and (2) to the extent that Milliman Group establishes an outsourced client advisory board and such advisory board includes client representatives, permit Voya to have a least one representative (to be selected by Voya) on such advisory board.

Section 3.07 Continuous Improvement and Best Practices. Milliman Group shall on a continuous basis (1) identify ways to improve the Service Levels from the perspective of Voya Group and (2) identify, seek Voya approval for and, after obtaining Voya approval, apply in accordance with the Change Procedures proven techniques and tools from other installations and organizations within its operations that would benefit Voya Group operationally or financially. Milliman Group shall, from time-to-time, include updates with respect to such improvements, techniques and tools in the reports provided to Voya Group pursuant to this Agreement. Milliman Group shall consider in good faith Voya Group suggestions and proposals for such improvements, techniques and tools. Milliman Group shall make available to Voya Group all enhancements or new features to the Services that Milliman Group generally makes available to Milliman Group’s other customers: (a) at no additional charge to Voya, if such enhancements or features are typically provided to Milliman Group’s other customers of similar services at no additional charge; and (b) at the standard provided charge that Milliman Group charges for such enhancement or feature if such enhancement or feature is typically provided at an additional charge to Milliman’s other customers of similar services.

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Section 3.08 Divestiture and Acquisition.

(1)	If any member of the Voya Group, or any portion (up to 100 percent) of the CBVA Segment, is divested to a non-affiliated third party, in whole or in part, including pursuant to a reinsurance or any other transaction in which all, or a portion of, the obligations of a member of the Voya Group to administer, or make payments to any owner or beneficiary of, any of the policies comprising the CBVA Segment become the obligations of a non-affiliated third party (such member of the Voya Group or portion of the CBVA Segment, a “Divested Business”), Voya may elect:

(a)	to reduce the volume of Services (and any related commitments thereto, including Fees) provided to Voya Group by the volume of the Services that was provided to such Divested Business in accordance with the terms of the applicable SOW;

(b)	to have Milliman Group continue to provide the Services to such Divested Business (or purchaser thereof), in whole or in part, in accordance with the then-existing terms and charging methodologies for the Services, for a period not to exceed the lesser of (i) 24 months from the effective date of such divestiture and (ii) the remainder of the applicable SOW Term and any Termination Assistance Period, and, at the end of such period, to reduce the volume of Services (and any related commitments thereto) provided to Voya Group by the volume of the Services that was provided to such Divested Business; or

(c)	to designate such Divested Business as a “Service Recipient”, in which case Milliman Group shall continue to provide the Services to such Divested Business (or purchaser thereof), in whole or in part, in accordance with the then-existing terms and charging methodologies for the Services, for a period not to exceed the lesser of (i) such time as Voya Group terminates such designation and (ii) the remainder of the applicable SOW Term and any Termination Assistance Period, and, at the end of such period, to reduce the volume of Services (and any related commitments thereto) provided to Voya Group by the volume of the Services that was provided to such Divested Business.

After a member of the Voya Group (or any portion of the CBVA Segment) becomes a Divested Business, Voya may continue to exercise on behalf of such Divested Business (or purchaser thereof) any rights Voya has, or such Divested Business had, under this Agreement prior to such Divested Business’ divestiture during the period of time that such Divested Business continues to receive the Services. Voya shall be responsible for all acts or omissions of such Divested Business, including compliance or any noncompliance with the terms of this MSA or an SOW. Voya shall obtain written confirmation from the Divested Business that the Divested Business will not look to Milliman or Milliman Group for any liability related to, or arising from, the Services. If implementation services are required in order to commence providing Services to such Divested Business, Milliman Group shall provide such implementation services as requested by Voya and Milliman Group shall complete such implementation services within the timeframes agreed upon by the MSA Contracting Parties. The fees for such implementation services shall be calculated using the rates set forth in the applicable SOW and the number of hours to provide such implementation services shall be agreed by the MSA Contracting Parties in accordance with the Change Procedures.

(2)	In the event that Voya or any of its Affiliates acquires an entity or business, in whole or in part, Voya may elect to have Milliman Group provide some or all of the Services to such acquired entity or business, in whole or in part, in accordance with substantially similar terms and conditions applicable to such Services and for fees to be agreed upon by the MSA Contracting Parties.

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Section 3.09 Cooperation with Other Suppliers. Milliman Group shall cooperate with any third party providing services to a Service Recipient to the extent required for Milliman Group to provide the Services in accordance with this Agreement or to the extent required for such third party to provide its services to Voya Group, in each case, without materially impacting Milliman Group’s then-current delivery model.

Section 3.10 Relief Event. If, and to the extent, Milliman Group’s performance of an obligation under this Agreement is directly prevented by the failure of Voya Group to perform any of its obligations under this Agreement, then Milliman Group shall be excused for its non-performance of its obligation for as long as, and to the extent that, such non-performance by Voya Group continues (a “Relief Event”); provided, however, that Milliman Group (1) demonstrates that any such non-performance by Voya Group was the cause of such Relief Event, (2) mitigates the impact of such Relief Event, (3) continues to use commercially reasonable efforts (including emergency fixes and workarounds) to perform such obligation and (4) provides Voya Group notice of such non-performance by Voya Group as soon as reasonably possible after Milliman Group knows or should have known of such non-performance, describing in reasonable detail the nature of such non-performance.

Section 3.11 Quarterly Business Review. Each quarter during the MSA Term, representatives from Voya Group and Milliman Group shall meet to discuss Milliman’s performance of the Services (the “Quarterly Business Review”). The agenda and participants of the Quarterly Business Review shall be set forth in Exhibit 6.

ARTICLE 4	SERVICE DELIVERY ORGANIZATION.

Section 4.01 Service Delivery Organization Members.

(1)	All Service Delivery Organization members shall possess the training, skills and qualifications agreed upon by the MSA Contracting Parties and as otherwise necessary to properly perform the Services.

(2)

Before assigning any individual to the Service Delivery Organization, Milliman Group shall, at a minimum, conduct, in compliance with all applicable Laws, a references check and an educational and prior work experience background check on each such individual; provided, however, that Milliman shall have until the tenth day following the MSA Effective Date to complete such background checks for individuals assigned to the Service Delivery Organization as of the MSA Effective Date. Such background check shall include (a) verifying each such individual’s identification through original documentation, educational degrees or diplomas earned through original documentation or confirmation from the applicable educational institution, and prior employment history through original documentation or confirmation from the applicable employer for the previous seven years and (b) conducting a criminal background check in the county or counties in which the individual has resided and worked within the previous seven years. Milliman Group shall comply with all Laws applicable to such screening measures. Milliman Group shall obtain the consent of any individual prior to performing the background checks described in this Section 4.01(2). Milliman Group shall not assign any individual to the Service Delivery Organization (i) whose background check is not consistent with the information provided by such individual or such individual’s previous employer, (ii) who has been convicted of, or pled guilty or nolo contendere to, a crime involving breach of trust, dishonesty, injury or attempted injury to any property or person, (iii) who has been convicted of, or pled guilty or nolo contendere to, a felony or (iv) who refuses to provide consent with respect to Milliman Group’s or Voya Group’s, as applicable, performance of the background checks described in this Section 4.01(2). During the applicable SOW Term, Milliman Group shall

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inform Voya Group immediately upon learning that any member of the Service Delivery Organization has been convicted of, or pled guilty or nolo contendere to, a felony. If after assigning an individual to the Service Delivery Organization Milliman Group learns that such individual has been convicted of, or pled guilty or nolo contendere to, a felony, Milliman Group shall immediately advise Voya Group of such fact and remove the individual from the Service Delivery Organization. Milliman Group shall maintain a copy of such background checks during the applicable SOW Term and certify Milliman Group’s compliance with this Section 4.01(2) to Voya upon Voya’s request. Milliman Group shall ensure that all Service Delivery Organization members performing Services in the United States are legally authorized to work in the United States and free from any legal or contractual restraints prohibiting working or the exercise of skills, including employment agreements or non-competition agreements with other or former employers.

(3)	Milliman Group shall provide Voya Group with a list of all Service Delivery Organization members providing the Services and a personnel organization chart regarding such Service Delivery Organization (a) upon any change in the Service Delivery Organization and (b) as otherwise requested by Voya Group.

(4)	Milliman Group personnel located at a Voya Service Location may not provide services to any other Milliman Group customer other than Voya Group from such Voya Service Location. Milliman Group shall notify Voya promptly after dismissing, reassigning or the voluntary resignation of any Service Delivery Organization member.

(5)	Milliman Group shall ensure that each member of the Service Delivery Organization complies with (a) the confidentiality provisions of this Agreement, both during and after the MSA Term, (b) the provisions of this Article and (c) while such member of the Service Delivery Organization is at any Voya Group facility, the facility’s policies, codes of conduct and safety requirements applicable to such Voya Group facility as are made available to such members or Milliman Group in written or electronic format.

Section 4.02 Key Individuals.

(1)	Milliman Group shall assign the Key Individuals to the Service Delivery Organization. Key Individuals shall be dedicated to performing the Services for the period of time and level of dedication set forth in the applicable SOW, subject to the limitation set forth in this MSA; provided, however, that such Key Individuals shall be permitted to perform services for other Milliman Group accounts.

(2)	Before assigning any Key Individual, whether as an initial assignment or as a replacement, Milliman Group shall: (a) notify Voya of the proposed assignment; (b) introduce the individual to appropriate representatives of Voya Group and permit such representatives to interview such individual; (c) provide Voya Group with a resume and any other information available to Milliman Group regarding the individual that may be requested by Voya Group; and (d) obtain Voya’s approval for such assignment. If Voya does not approve such individual, Milliman Group shall as soon as reasonably possible propose a replacement to Voya Group in accordance with this Section 4.02(2). Milliman Group shall provide Voya Group with an updated list of all Key Individuals upon request by Voya.

(3)

The individuals assigned to be a Key Individual shall not be replaced or reassigned for 36 months from the applicable SOW Effective Date; provided, however, that Milliman Group may replace such Key Individual if: (a) the Voya Contract Manager consents to such reassignment or

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replacement; or (b) such Key Individual (i) voluntarily resigns from, or is dismissed by, Milliman Group, (ii) fails to perform his or her duties and responsibilities under this Agreement, (iii) dies, is disabled or is placed on long-term medical leave or (iv) is placed on long-term leave due to family considerations. In such case, the replacement for such initial individual (in accordance with this Section 4.02(3)) shall be assigned to be a Key Individual for the longer of the remaining initial 36 months and 24 months. In addition, if a Key Individual is unable to perform the Services due to family, health or other considerations that require such Key Individual to cease providing any services to any Milliman client for a period greater than three weeks, Milliman Group may provide a temporary replacement for such Key Individual (in accordance with this Section 4.02(3)) until such time as the original Key Individual is able to perform the Services again.

Section 4.03 Replacements.

(1)	Upon notice from the Voya Contract Manager, Milliman Group shall promptly remove any Service Delivery Organization member if after discussion with Milliman Group, the Voya Contract Manager continues to seek removal of such Service Delivery Organization member; provided, however, that in the event the Voya Contract Manager requests removal of a Service Delivery Organization member (a) because of such individual’s tortious conduct, illegal conduct or moral turpitude or (b) because the Voya Contract Manager reasonably believes such individual’s continuing as a member of the Service Delivery Organization is not in the best interest of Voya Group’s business, Milliman Group shall remove such individual immediately upon receipt of the request from the Voya Contract Manager. Notwithstanding the foregoing, Voya agrees that it shall not exercise its discretion to require the removal of any person on the basis of race, color, religion, national origin, sex, age, disability, sexual orientation or other characteristics protected by applicable Law.

(2)	Milliman Group shall as soon as reasonably possible replace any Service Delivery Organization member who is terminated, resigns or otherwise ceases to perform the Services with an individual with equal or better qualifications to perform the Services and shall otherwise maintain backup and replacement procedures for the Service Delivery Organization to maintain continuity of the Services without adversely affecting the performance of the Services or Service Levels.

(3)	Milliman Group shall not invoice Voya Group for, and Voya Group shall have no obligation to pay any amounts with respect to, time to train any individual appointed to the Service Delivery Organization, including with respect to training for an individual replacing an individual who was removed from the Service Delivery Organization.

Section 4.04 Turnover. Milliman Group shall ensure continuity of the Service Delivery Organization and shall maintain, unless otherwise set forth in an SOW, less than a 33 percent turnover of the Service Delivery Organization in any rolling 12-month period during the applicable SOW Term. Should turnover of the Service Delivery Organization exceed such percentage in any rolling 12-month period during the applicable SOW Term, Milliman Group shall promptly provide Voya with a remediation plan in accordance with its existing retention policies for Voya’s review and approval, and promptly implement such plan, at its cost and expense, as approved by Voya.

Section 4.05 Subcontracting.

(1)	The Milliman Agents pre-approved to perform the applicable Services shall be set forth in the applicable SOW.

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(2)	Except as provided in an SOW, Milliman shall not subcontract or delegate performance of, or otherwise make use of a Milliman Agent to perform, the Services or obligations under this Agreement, including to any Affiliate of Milliman that is not wholly-owned by Milliman or any successor to a Milliman Agent, without the prior approval of Voya, which approval Voya may withhold in its sole discretion.

(3)	No subcontracting or delegation shall release Milliman Group from its responsibility for its obligations under this Agreement and Milliman shall be responsible for all acts and omissions of the Milliman Agents, including compliance or any non-compliance with the terms of this Agreement. Milliman Group shall be responsible for all payments to the Milliman Agents. Milliman shall ensure that any entity to which Milliman Group subcontracts or delegates any performance of the Services or any obligations under this Agreement complies with this Agreement.

(4)	To the extent any Milliman Agent is providing the Services, or performing any other obligation of Milliman Group under this Agreement, use of the term “Milliman Group” shall include such Milliman Agent. The inclusion of Milliman Agent within the definition of “Milliman Group” does not cause any Milliman Agent to be a party to this MSA or the applicable SOW (or be part of the term “MSA Contracting Party”).

ARTICLE 5	SERVICE LOCATIONS

Section 5.01 Service Locations. Milliman Group shall provide the Services under an SOW from the Service Locations set forth in such SOW. Provision of any Services from any other service location, as well as any additional Services to be performed from an approved Service Location, must be approved in advance by Voya (in its sole discretion). If Milliman Group requests a relocation to, or use of, another services location, any incremental cost and expense reasonably incurred by Voya Group as a result of such relocation or use shall be reimbursed by Milliman to Voya. If Voya Group requests that Milliman Group provide any Services from any other service location, Milliman Group shall relocate the provision of such Services in accordance with such request, and any incremental cost and expense reasonably incurred by Milliman Group as a result of relocation to, or use of, another such service location shall be reimbursed by Voya to Milliman; provided, however, that any incremental cost and expense reasonably incurred by Voya Group as a result of a relocation due to a Voya Group request based on the following shall be reimbursed by Milliman to Voya: (1) work being performed from a location not approved in accordance with this Section 5.01, (2) Milliman Group’s breach of a material obligation under this Agreement that can only be remedied by relocation or (3) the directive of a Governmental Authority. All Milliman Service Locations shall be located in the U.S., unless Milliman receives Voya’s prior consent with respect to a Service that may be provided from a location outside the U.S. Milliman Group shall keep the Voya Service Locations and Voya assets free of any liens arising in connection with Milliman Group’s use thereof.

Section 5.02 Security at Milliman Service Locations. Milliman Group shall comply with industry standards and Voya Policies on physical security at the Milliman Service Locations.

ARTICLE 6	SERVICE LEVELS.

Section 6.01 In General. Milliman Group shall perform the Services in accordance with the applicable Service Levels. Milliman Group’s performance against the Service Levels (including any credits resulting from such performance) shall be measured and assessed in accordance with the methodology set forth in this Article 6.

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Section 6.02 Root-Cause Analysis. Upon request by Voya Group with respect to any Service Level Default, Milliman Group shall, as soon as reasonably practical: (1) perform a root-cause analysis to identify the cause of such default; (2) provide Voya Group with a report detailing the cause of, and procedure for correcting, such default; (3) correct any Services that were effected by such default; and (4) provide satisfactory assurance to Voya Group that such default will not recur.

Section 6.03 Service Level Credits. Voya shall receive a Service Level Credit for each Service Level Default with respect to a Critical Service Measurement. Milliman shall credit to Voya the amount of any Service Level Credits on the invoice for the month immediately following the month in which the Service Level Default giving rise to such Service Level Credits occurred or, if there are no further invoices, then Milliman shall pay the amount of the Service Level Credits to Voya no later than 15 days after the end of the month in which the Service Level Default giving rise to such Service Level Credits occurred.

Section 6.04 Reporting. Milliman Group shall, using raw data without changes or exclusions, provide the following reports in both printed and electronic format, with sufficient detailed supporting information for each report in usable electronic form: (1) monthly reports as to Milliman Group’s performance and compliance with each of the Service Levels for such month, including identifying the amount (individual and total) of all Service Level Credits occurring during the applicable month; and (2) yearly reports (to be provided each January, or each February if the Parties agree a report in January is impractical) detailing, for each Service Level Default, the amount (individual and total) of any Service Level Credits for the applicable calendar year. The foregoing reports shall be provided in accordance with this MSA and as otherwise directed by Voya Group. Such reports shall be Voya Data.

Section 6.05 Additions and Deletions of Service Measurements. Upon 60 days’ notice, Voya Group may: (1) add new Service Measurements pursuant to the Change Procedures; (2) delete then-existing Service Measurements; or (3) transform Critical Service Measurements into Key Service Measurements. Key Service Measurements may be transformed into Critical Service Measurements upon the agreement of the Parties.

ARTICLE 7	LICENSES AND PROPRIETARY RIGHTS.

Section 7.01 Voya IP. Voya Group retains all right, title and interest in and to the Voya IP and any modifications, enhancements or derivative works of the Voya IP. To the extent Milliman Group requires use of Voya IP in connection with providing the Services under an SOW, Voya grants Milliman a U.S., royalty-free, non-exclusive, non-transferable license for Milliman Group (and, for clarity, Milliman Agents) to access, use and copy the Voya IP (but only to the extent permitted by any applicable third party license agreement). Such license shall be only for the SOW Term and shall be limited to the extent necessary for Milliman Group and Milliman Agents to perform their obligations thereunder.

Section 7.02 Milliman IP.

(1)	Milliman Group retains all right, title and interest in and to the Milliman IP and any modifications, enhancements or derivative works of the Milliman IP.

(2)

With respect to Milliman IP that is not Software, to the extent Voya Group requires use of any such Milliman IP in connection with its receipt of the Services that is used to provide the Services under an SOW, Milliman hereby grants Voya a royalty-free, perpetual, irrevocable, non-exclusive license for Voya Group to access, use, copy, maintain and modify such Milliman IP for its internal use only. Such license extends to third parties providing services to Voya Group to the

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extent necessary for Voya Group to receive the benefit of the Services during the SOW Term and services that replace the Services after the SOW Term; provided, however, that, such third parties are bound by confidentiality obligations similar to those of Voya Group hereunder.

(3)	With respect to Milliman IP that is Software, Milliman Group shall, each quarter, provide Voya Group with all applicable updates to the list of Milliman Software set forth in each SOW.

Section 7.03 Work Product.

(1)	In connection with its provision of the Services, Milliman Group may provide to Voya Group numerical work product and written materials, including data and works of authorship, under an SOW (collectively, “Work Product”). Subject to Section 7.03(2), Milliman Group agrees that all Work Product created by Milliman Group pursuant to this Agreement (either solely or jointly with others) shall be deemed to be owned by Voya. To the extent Milliman Group has or acquires any rights in the Work Product, Milliman Group hereby irrevocably assigns, transfers and conveys to Voya (or the entity of Voya Group designated by Voya) all of its right, title and interest in and to the Work Product. Upon Voya Group’s request, Milliman Group shall execute any documents (or take any other actions) as may be necessary, or as Voya Group may request, to enforce the rights of Voya Group in the Work Product.

(2)	Milliman Group retains its rights in any materials developed by Milliman Group independently from the Work Product and hereby grants to Voya Group an irrevocable, perpetual, royalty-free, non-exclusive license to use any such materials that are incorporated in or used in connection with the Work Product or as is otherwise reasonably necessary or appropriate for Voya Group to use or benefit from the Work Product.

(3)	The Work Product shall be deemed the Confidential Information of Voya.

(4)	Voya Group may not disclose any Work Product to any third party to the extent it contains attribution to any member of Milliman Group. If such attribution is removed from the Work Product or replaced with an attribution to a member of Voya Group, the Work Product may be disclosed by Voya without restriction. Notwithstanding the foregoing, the Work Product, including attribution to any member of Milliman Group, may be disclosed by Voya Group (a) to the extent required to comply with any Law (provided, however, that to the extent practicable and permissible by Law, Voya provides Milliman with prior notice of any such disclosure and works with Milliman, at Milliman’s expense, to resist or limit the scope of such disclosure and, further, provided that Voya limit any such disclosure to the information or records required to satisfy the request or inquiry and to the entity (or entities) to whom such disclosure is required to be made) and (b) to Governmental Authorities having jurisdiction over Voya Group.

Section 7.04 Escrow.

(1)	Upon Voya’s request, Milliman Group shall place in the Escrow Account, a current copy of the source code for the Milliman Software and all Related Documentation no later than 30 days after the applicable SOW Effective Date and any Milliman Software introduced by Milliman Group after the applicable SOW Effective Date and all Related Documentation no later than 30 days after such introduction (such deposited Milliman Software and Related Documentation, the “Escrow Material”). Milliman Group shall update annually, or promptly after a major release, the Escrow Material to correspond with the most recent version of such Milliman Software. All fees associated with maintenance and establishment of the Escrow Account shall be paid by Voya.

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(2)	The agreement governing the Escrow Account shall provide that the third party escrow agent undertake to release the source code version of the Escrow Material to Voya if any one or more of the following events occurs:

(a)	Voya and Milliman submit a joint written instruction to the third party escrow agent that the Escrow Material should be released to Voya; or

(b)	Voya submits a written instruction to the third party escrow agent, with a copy to Milliman, stating that the Escrow Material should be released to Voya Group or its designee and that:

(i)	Milliman has ceased to do business in respect of which the Escrow Material relates; or

(ii)	an Abandonment by Milliman Group has occurred.

The third party escrow agent shall, promptly within 24 hours after having received instructions in accordance with this Section 7.04(2) release the source code version of the Escrow Material to Voya.

(3)	The agreement governing the Escrow Account shall provide that the third party escrow agent undertake to release the object code version of the Escrow Material to Voya if any one or more of the following events occurs:

(a)	Voya and Milliman submit a joint written instruction to the third party escrow agent that such Escrow Material should be released to Voya; or

(b)	Voya submits a written instruction to the third party escrow agent, with a copy to Milliman, stating that (i) such Escrow Material should be released to Voya Group or its designee, (ii) that the MSA Term or applicable SOW Term has ended and Voya has exercised its exit rights under Section 19.13(3) and (iii) Milliman Group has not complied with its obligation to release the object code version of the Escrow Material in accordance with Section 19.13(3).

The third party escrow agent shall, promptly within 24 hours after having received instructions in accordance with this Section 7.04(3) release the object code version of the Escrow Material to Voya.

Section 7.05 Consents.

(1)	Milliman Group shall, at its cost and expense, obtain, maintain and comply with the Milliman Consents, if any. Voya Group shall comply with the Milliman Consents. Upon Voya’s request, Milliman Group shall provide Voya Group with evidence of any Milliman Consent.

(2)	Voya Group shall, at its cost and expense, obtain, maintain and comply with the Voya Consents, if any. Milliman Group shall comply with the Voya Consents.

(3)	Each Party shall reasonably cooperate with the other in obtaining the Voya Consents and Milliman Consents, as applicable, including by executing reasonable confidentiality agreements if required by the applicable third party.

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Section 7.06 Residual Knowledge. Each Party may use knowledge, experience and know-how (including processes, ideas, concepts and techniques) acquired in the course of performing, or receiving, the Services, as applicable, subject to Article 13.

ARTICLE 8	DATA.

Section 8.01 Ownership of Data. To the extent Milliman Group has or acquires any rights in Voya Data, Milliman Group hereby irrevocably assigns, transfers and conveys to Voya (or the entity of Voya Group designated by Voya) all of its right, title and interest in and to Voya Data. Upon Voya Group’s request, Milliman Group shall execute any documents (or take any other actions) as may be necessary, or as Voya Group may request, to enforce the rights of Voya Group in Voya Data. Milliman Group shall promptly destroy all Voya Data after the purposes for which such Voya Data, or access to such Voya Data, is provided is completed by Milliman Group, except as permitted to be retained in accordance with Section 13.04.

Section 8.02 Correction of Errors. Milliman Group shall promptly (1) notify Voya Group of any errors or inaccuracies in, or loss of, Voya Data if and when Milliman Group becomes aware of such errors, inaccuracies or loss, (2) correct any such errors, inaccuracies or loss (including restoring such Voya Data to the last backup, if necessary) at its cost and expense to the extent such errors, inaccuracies or loss are caused by Milliman Group’s act or omission and (3) correct any such errors, inaccuracies or loss (including restoring such Voya Data to the last backup, if necessary) upon Voya Group’s request and at Voya Group’s cost and expense to the extent such errors, inaccuracies or loss are not caused by Milliman Group’s act or omission. In the event of a dispute as to which Party caused such error, inaccuracy or loss, Milliman Group shall promptly correct such error, inaccuracy or loss at its cost and expense as directed by Voya Group pending the resolution of such dispute in accordance with the Dispute Resolution Procedures. If it is determined through the Dispute Resolution Procedures that Milliman Group did not cause such error, inaccuracy or loss, Voya shall compensate Milliman (using the applicable rates set forth in the applicable SOW) for Milliman Group’s performance of the services necessary to correct such error, inaccuracy or loss.

Section 8.03 Logical Data Security.

(1)	Milliman Group shall (a) establish and maintain administrative, technical and physical safeguards designed to protect against the destruction, loss or alteration of Confidential Information, (b) establish and maintain appropriate security measures for the purpose of protecting Confidential Information and (c) comply with all privacy and data protections Laws in its performance of the Services. In addition, Milliman Group shall comply with all data processing security requirements under this Agreement, including pursuant to Section 14.02 and those set forth in the Voya Policies, as any of the foregoing may be updated by Voya Group from time-to-time and made known to Milliman Group.

(2)	Milliman Group shall ensure that external connections to the World Wide Web at the Milliman Service Locations have appropriate security controls, including industry standard intrusion detection and countermeasures that shall detect and terminate any unauthorized activity prior to entering the firewall maintained by Milliman Group. Milliman Group shall use and maintain industry standard firewalls regulating all data entering Milliman Group’s internal data network from any external source, which firewalls shall enforce secure connections between internal and external Systems and shall permit only specific types of data to pass through. Milliman Group shall ensure that industry standard encryption techniques are used when the Confidential Information of Voya Group is transmitted by Milliman Group. The Services, if applicable, shall be compatible with industry standard Internet browsers. Milliman Group shall design and use user identification and access controls to limit access to the Confidential Information of Voya Group.

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(3)	If Milliman Group knows of any circumstance that may constitute or result in a Data Security Breach, including any threat or perceived threat that may prevent Milliman Group from complying with the Voya Data Safeguards, Milliman Group shall promptly (but no later than 24 hours after obtaining such knowledge with respect to an actual Data Security Breach) notify Voya Group, and, subject to the cost provisions set forth in Section 8.03(4), Milliman Group shall promptly investigate and take all steps necessary to remedy such breach. Milliman Group acknowledges and agrees that no Confidential Information of Voya Group may (i) be placed on unencrypted mobile media, CDs, DVDs, mobile equipment or laptops or (ii) be located outside the Service Locations, without the consent of Voya Group. In addition, Voya Group may, upon prior notice, restrict the Service Locations at which Voya Data may be located.

(4)	Milliman Group shall be responsible for any security breaches, including any Data Security Breaches, to the extent arising from Milliman Group’s facilities, property or personnel, or caused by the failure of Milliman Group to comply with its obligations under this Agreement. Any decision to notify an individual or Governmental Authority of a Data Security Breach shall be in Voya Group’s sole discretion, except with respect to notices that Milliman Group is required by Law to make. The timing, content and manner of any such notice shall be approved in advance by Voya Group.

(5)	Upon Voya’s request, on or prior to the applicable SOW Effective Date and at least once per year thereafter during the applicable SOW Term, Milliman Group shall also submit to, and complete the VRA Process and Milliman Group shall comply with all security requirements described in the questionnaires completed and documentation provided by Milliman Group as part of the VRA Process. Milliman Group shall promptly remediate any deficiency in Milliman Group’s security, business continuity plans or disaster recovery plans revealed by the VRA Process or which constitutes a breach of the Voya Data Safeguards.

Section 8.04 Regulatory Information. Milliman Group shall promptly provide to Voya Group any information or records maintained by Milliman Group in connection with the Services that are requested by any Governmental Authority or otherwise required to answer any inquiries from any Governmental Authority.

Section 8.05 Information Security Testing. Milliman Group shall from time-to-time, but not less frequently than annually, conduct penetration testing using appropriately skilled resources and review and assess the adequacy of Milliman Group’s information security measures. Milliman Group shall (1) promptly remedy all deficiencies found as a result of such assessment and (2) annually certify in writing to Voya, in a form reasonably acceptable to Voya and executed by an authorized officer of Milliman, that such testing has been conducted, and any identified deficiencies have been remediated, in accordance with this Section 8.05.

Section 8.06 Safety and Security. Milliman Group shall maintain and enforce safety and physical security procedures that are at least equal to the highest of the following: (1) with respect to the Milliman Service Locations, (a) the procedures employed by Milliman Group (on a location by location basis) on the applicable SOW Effective Date, (b) the procedures employed by Milliman Group at locations of other similarly situated Milliman customers receiving substantially similar services and (c) any higher standard or other procedures otherwise agreed upon by the Parties; and (2) solely with respect to members of the Service Delivery Organization who are located at Voya Service Locations, (a) those procedures applicable to the Voya Service Locations made available to Milliman in written or

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electronic format (as the same may be amended by Voya from time-to-time during the applicable SOW Term; provided, however, that amendments to procedures may be subject to the Change Procedures if the amendment materially affects Milliman Group’s ability to meet the Service Levels or imposes material costs or obligations on Milliman) and (b) any higher standard otherwise agreed upon by the MSA Contracting Parties.

ARTICLE 9	FEES AND INVOICING.

Section 9.01 Fees. Voya Group shall pay to Milliman Group the undisputed fees set forth in an SOW for the performance of the Services described in such SOW (the “Fees”) within 30 days after receipt of a correct invoice from Milliman in accordance with this Article. Voya Group shall be under no obligation to pay any Fees for Services not provided by Milliman Group or for Services re-performed based on an error or deficiency. Voya Group shall not be required to pay any invoice delivered more than 120 days after the date such invoice was due to be invoiced in accordance with the terms of this MSA. Any obligation by Voya Group to pay any amounts pursuant to this MSA shall be subject to the terms and conditions set forth in the applicable SOW.

Section 9.02 Expenses. Except as expressly set forth in this Agreement, Voya Group (and the Service Recipients) shall have no obligation to pay to (or reimburse to) any party any amounts in addition to the Fees, including travel and related expenses.

Section 9.03 Currency. Each invoice submitted to Voya Group shall be denominated and paid in U.S. dollars.

Section 9.04 Invoices.

(1)	Milliman Group shall invoice Voya Group for the Fees on a monthly basis in accordance with the procedure set forth in the applicable SOW. Milliman Group shall provide with each invoice such reasonable documentation supporting the charges as Voya Group may reasonably request.

(2)	Milliman Group shall maintain, in secure locations (to prevent destruction and unauthorized access) and in accordance with Generally Accepted Accounting Principles and Practices, records sufficient to substantiate the Fees, including such records required to be kept by Governmental Authorities. Milliman Group shall retain such records for the longer of (a) the period required by Law, (b) the Voya Record Retention Policy, and (c) seven years after the expiration or termination of this MSA. Such records shall be accessible pursuant to Article 12.

Section 9.05 Credits. Except as provided in Section 9.07, any credit or reimbursement due to Voya Group by Milliman Group under this MSA may be applied against any invoice payable by one or more members of the Voya Group, as designated by Voya.

Section 9.06 e-Procurement System. Milliman Group acknowledges that Voya Group has deployed the Ariba e-Procurement system as its electronic system for ordering goods and services from its suppliers. In order to provide Services to Voya Group, Milliman Group must (1) register on the Ariba Supplier Network, (2) work with Voya Group, as appropriate, to develop and implement an Ariba catalog (custom or punch out) defining the Services that may be purchased, (3) work with Voya Group as appropriate to utilize the Ariba Supplier Network to invoice Voya Group electronically and (4) participate in Voya Group’s purchasing card program, when applicable. Each Party is responsible for its own costs and expenses associated with meeting the above requirements. Milliman acknowledges that failure to comply with this Section 9.06 may result in payment delays by Voya Group. Notwithstanding any implication to the contrary contained in this Agreement, any delay in payment by Voya Group that results from a failure of Milliman Group to comply with this Section 9.06 shall not constitute a “late” payment or otherwise be considered a breach by Voya Group of its obligations under this Agreement.

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Section 9.07 Consulting Credit.

(1)	Each year, Milliman shall provide Voya a credit equal to 10 percent of the estimated annual fees, excluding any fees for implementation Services, for such year under this Agreement (“Consulting Credit”) which Voya may, in its discretion, apply on a dollar for dollar basis to reduce fees invoiced to Voya or its Affiliates for consulting services provided by Milliman or its Affiliates during such year under that certain Master Consulting Services Agreement, dated as of May 16, 2005, as amended, by and between Voya and Milliman or any other agreement between Voya or its Affiliates and Milliman or its Affiliates.

(2)	After each year, Milliman and Voya shall compare the estimated annual fees for such year with the actual annual fees for such year, and to the extent that there is a difference (positive or negative), apply such difference to Consulting Credit for the following year.

(3)	Subject to Section 9.07(2), if any of the Consulting Credit for a year is not used in such year, up to 20 percent of the Consulting Credit may roll-over to the following year.

(4)	Milliman shall provide Voya a monthly report setting forth, (a) the Consulting Credit, based on the estimated annual fees under this Agreement (excluding any fees for implementation Services) and any roll-over from a previous year, (b) the actual annual Fees under this Agreement (excluding any fees for implementation Services) year-to-date and (c) the application of the Consulting Credit to consulting services provided by Milliman or its Affiliates year-to-date.

ARTICLE 10	TAXES.

Section 10.01 In General.

(1)	Subject to the other provisions of this Article, the Fees paid to Milliman Group are exclusive of any applicable Service Taxes. Voya Group shall be financially responsible for Service Taxes which are required to be remitted by Milliman Group only to the extent Milliman Group issues a legally valid invoice with the detail required by Section 10.04.

(2)	Milliman Group shall collect and remit any Service Taxes in all applicable jurisdictions as required by Law. Subsequent to the collection and remittance of any Service Tax detailed on a legally valid invoice as required by Section 10.04, Milliman Group shall be solely responsible for any additional Service Tax related to such invoice that is asserted by a Tax Authority.

(3)	To the extent practicable, Milliman Group shall provide all goods and Services under this Agreement in non-tangible form, with no exchange of tangible personal property.

Section 10.02 Income Taxes. Each Party shall be responsible for its own Income Taxes and any taxes on its personal property.

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Section 10.03 Tax on Inputs.

(1)	Each Party shall be responsible for any Service Taxes payable on Hardware, Software or property such Party owns or leases from a third party, or for which such Party is financially responsible under this Agreement.

(2)	Milliman Group shall be responsible for all Service Taxes on any goods or services used or consumed by Milliman Group in providing the Services (including services obtained from subcontractors) where such Taxes are imposed on Milliman Group’s acquisition or use of such goods or services.

Section 10.04 Invoicing. To the extent that any Service Tax is to be paid by Voya Group, Milliman Group shall separately identify such Service Tax. The Parties shall reasonably cooperate to segregate the Fees into the following separate payment streams: (1) those for taxable goods or Services, separately identifying each good and Service with the appropriate tax applied and the location to which the taxable good or Service is provided; (2) those for nontaxable goods or Services; (3) those for which Service Tax has already been paid; and (4) those for which Milliman Group functions merely as a paying agent for Voya Group in receiving goods, supplies or services (including leasing and licensing arrangements) that otherwise are nontaxable or have been previously subject to Service Tax.

Section 10.05 Tax Disclosures. The Parties agree and affirm that the tax treatment (defined, pursuant to Treasury Regulation Section 1.6011-4 (c)(8)) or tax structure (defined, pursuant to Treasury Regulation Section 1.6011-4(c)(9)) of any transaction discussed with or provided to Voya Group by Milliman Group is not and shall not be Confidential Information under this Agreement or any other understanding or agreement between the Parties. Voya Group is entitled to disclose, without limitation, to any and all persons, the tax treatment or tax structure of any transaction, including any information or materials related to the tax treatment or tax structure of any transaction discussed with or provided to Voya Group by Milliman Group.

Section 10.06 Filings and Registrations. Each Party shall file appropriate tax returns, and pay applicable taxes owed arising from or related to the provision of the Services in applicable jurisdictions.

Section 10.07 Cooperation. In accordance with the indemnification procedures set forth in Article 16, Voya Group and Milliman Group shall promptly notify each other and coordinate with each other in the response to and settlement of any claims for Services Taxes asserted by applicable Tax Authorities that Voya Group or Milliman Group is responsible for under this MSA or an SOW. In addition, each of Voya Group and Milliman Group shall reasonably cooperate with the other to more accurately determine each Party’s tax liability and (without incurring additional aggregate costs) to minimize the other Party’s tax liability, to the extent legally permissible. Each of Voya Group and Milliman Group shall provide and make available to the other any resale certificates, information regarding out-of-state sales or use of equipment, materials or services, and any other exemption certificates or information requested by a Party. Each Party shall be entitled to any tax refunds, credits or rebates obtained with respect to the taxes for which such Party is financially responsible under this MSA or an SOW.

ARTICLE 11	GOVERNANCE AND CHANGE CONTROL.

Section 11.01 Governance. The Parties shall comply with the governance procedures set forth in Exhibit 6.

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Section 11.02 Change Procedures.

(1)	When Voya Group or Milliman Group requests a Change, such a request shall be made in accordance with this Section 11.02. The requesting Party shall issue a Change Request to the applicable Voya Contract Manager or, with respect to Change Requests made by Milliman Group, the Milliman Contract Manager. Only the applicable Voya Contract Manager may issue a Change Request on behalf of Voya Group and only the applicable Milliman Contract Manager may issue a Change Request on behalf of Milliman Group. Voya Group shall have the right from time-to-time to alter the order of priority pertaining to any Voya Change Requests.

(2)	When Voya Group issues a Change Request, Milliman Group shall within 10 Business Days (or such longer period agreed by the Parties) after receipt of such Change Request provide Voya Group with an initial estimate of the cost to implement the requested Change. If, based on the original estimate, Voya Group elects to continue to pursue such Change, Milliman Group subsequently shall within 10 Business Days after receipt of such notice provide Voya Group with an evaluation that:

(a)	provides an impact analysis that shall include an indication of the effect of the proposed Change on the Services and the Service Levels, which shall specify if Milliman Group reasonably considers that the proposed Change shall materially affect its ability to continue to perform the Services in accordance with the Service Levels after the implementation of the proposed Change;

(b)	indicates that the Change requested needs to be further discussed and specifies the areas requiring discussion by the Parties; or

(c)	approves the Change in the form proposed in the Change Request.

(3)	Where a Voya Group-issued Change Request causes, or is likely to cause, the Fees or Service Levels to change, or additional charges to be imposed, Milliman Group shall provide Voya Group with such further information as Voya Group may reasonably request in order to substantiate the impact of the proposed Change. In such circumstances, the Parties agree to operate the procedures set forth in this Section 11.02 on an itemized breakdown approach, and, to such end, Milliman Group shall provide at least the following information to Voya Group:

(a)	an itemized breakdown of the proposed cost (both one-off and on-going) of making the Change showing: (i) the reduction to Fees, any additional Fees, or one-off Fees that are proposed as a result of the Change or cessation of any existing Services; (ii) the resource breakdown in respect of projects and project related activities; (iii) project management details; (iv) the cost of any additional process training; and (v) any other relevant costs;

(b)	the increase to the Fees that are being proposed as a result of the introduction or addition of new processes or Services or alteration of any existing Services or Systems;

(c)	details of the term of the proposed Fees; and

(d)	a detailed description of the Services to be provided or removed, and any impact on the Service Levels.

(4)	In responding to additional requests for clarification from Voya Group for any items provided to Voya Group, Milliman Group shall: (a) provide to Voya Group such additional information, in a

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format agreed upon in advance by both Parties, as may be reasonably required for Voya Group to satisfy itself that the proposed charges are valid and are competitive with current market rates; and (b) mitigate, where reasonable, existing costs.

(5)	When either Party issues a Change Request, the other Party shall have two Business Days after receipt of such Change Request to acknowledge that the Change Request has been received, and thereafter respond in writing to the Party issuing the Change Request within 10 Business Days in order to (a) with respect to Change Requests issued by Voya Group, provide Voya Group with the information described in Section 11.02(2), (b) indicate that the Change requested needs to be further discussed, specify the areas requiring discussion by the Parties and propose dates, within seven days from the initial response, for such additional discussions or (c) approve the Change in the form proposed in the Change Request.

(6)	Where either Party indicates that further discussion is required in respect of the Change, the Parties shall either hold a teleconference or a videoconference, or shall meet (at Voya Group’s premises) to discuss necessary changes to the requested Change. Following such conference or meeting, unless Voya Group elects to revise the Change Request, Milliman Group shall revise the Change Request to reflect the changes agreed in such conference or meeting and shall submit the revised Change Request to Voya Group. If the Change Request is not approved or is rejected, or if a revised Change Request has not been submitted within 10 Business Days, after the process described in this Article, then either Party may refer the matter to the Dispute Resolution Procedures. A failure to agree upon a Change shall not constitute a breach of this Agreement.

(7)	When Voya Group or Milliman Group approves a Change in the form proposed in the Change Request, Voya shall prepare and execute two copies of an Approved Change Notice to be counter executed by Milliman (who shall return one copy to Voya). Only the Voya Contract Manager may approve an Approved Change Notice on behalf of Voya Group and only the Milliman Contract Manager may approve an Approved Change Notice on behalf of Milliman Group.

(8)	Until such time as a Change is made in accordance with this Section 11.02, Milliman Group shall, unless otherwise agreed in writing, continue to supply the Services as if the request or recommendation had not been made. All Changes approved by an Approved Change Notice shall be considered “Services” and shall be provided in accordance with this Agreement and the Approved Change Notice. Any discussions, which may take place between Voya Group and Milliman Group in connection with a Change Request before the authorization of the Change, shall be without prejudice to the rights of either Party. Any information obtained while clarifying a Change Request shall not commit either Party to accepting either the change in Service Levels, or a change or addition to the Fees. Each Party shall ensure that their respective authorizing individuals have sufficient authority, and awareness of authority levels, in order to give effect to this Section 11.02. The Parties may conduct the Change Procedures by email but all Approved Change Notices shall be executed by the Parties in accordance with Section 21.02.

(9)	Notwithstanding the foregoing, no Fees or other amount shall be payable by Voya Group in connection with a Change to the extent the applicable portion of such Change is a Non-Chargeable Change.

(10)

Voya Group may make, or may direct Milliman Group to make, a Change at any time with respect to the Services and without Milliman Group’s approval, to the extent such Change is necessary, in Voya Group’s reasonable judgment, to (1) address an event or occurrence in relation to the Services that would substantially prevent, hinder or delay the operation of a critical portion of a Service or (2) comply with a change in Law or Governmental Authority requirement or

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request with respect to the Services. Milliman Group shall be excused from making any such Change to the extent implementation of such change is impossible or substantially impracticable. In addition, to the extent such Change materially increases or decreases Milliman Group’s cost to provide the Services and subject to Section 14.03(4), the Parties shall negotiate an equitable adjustment to the Fees with respect to such increased or decreased cost in accordance with the procedures set forth in this Article; provided, however, that pending the final resolution of such negotiation, Milliman Group shall make the Change as directed by Voya Group.

Section 11.03 Dispute Resolution.

(1)	Any dispute arising under this Agreement that is not resolved in the ordinary course of business shall be discussed in person or by telephone by the Milliman Contract Manager and the Voya Contract Manager within five Business Days after receipt of a notice from either Party specifying the nature of the dispute. If the Milliman Contract Manager and the Voya Contract Manager are unable to resolve the dispute within such five Business Day period (or do not meet within such period), the dispute shall be escalated to the Milliman Contract Executives and the Voya Contract Executives for resolution. At Voya Group’s option, such escalation meetings shall take place at a Voya Group office designated by Voya Group.

(2)	If the Milliman Contract Executives and the Voya Contract Executives are unable to resolve the dispute within 10 Business Days after escalation (or are unable to meet within such period), then either Party may pursue its rights and remedies under this Agreement, including initiating judicial proceedings.

(3)	The foregoing shall not prevent or delay either Party from seeking equitable remedies available under Law at any time.

(4)	Each Party shall continue to timely and completely perform its obligations under the Agreement during the resolution of a dispute.

ARTICLE 12	AUDITS.

Section 12.01 Service Audits. Subject to Section 21.01 and upon reasonable prior notice to the Milliman Contract Manager and not more than once per year (unless an additional audit is required by Law, to satisfy any fiduciary obligations of Voya Group or to confirm any non-compliance with this Agreement determined in a prior audit has been corrected), Milliman Group shall provide Voya Auditors with access to, and any assistance and information that they may reasonably require with respect to, the Service Locations and Services for purposes of auditing Milliman Group’s compliance with this Agreement and applicable Law. Upon notification that an audit identifies that: (1) Milliman Group is not in compliance with this Agreement; or (2) Voya Group is not in compliance with applicable Laws due to Milliman Group’s non-compliance with this Agreement or applicable Laws, in each case, Milliman Group shall promptly correct such non-compliance and if such correction takes more than 72 hours to complete Milliman Group shall provide Voya a plan for correcting such non-compliance no later than 24 hours after such 72 hour period, for Voya’s review and approval.

Section 12.02 Financial Audits. Upon notice to the Milliman Contract Manager, Milliman Group shall provide Voya Auditors with access to such records and supporting documentation as may be requested by Voya Auditors to audit and determine if the Fees are accurate and in accordance with this Agreement as well as compliance with financial terms and conditions of this Agreement. If such audit reveals that Milliman Group has overcharged Voya Group, upon notice of the amount of such overcharge: (1) Milliman Group shall promptly credit Voya for the amount of the overcharge; and (2) if

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the amount of the overcharge is greater than five percent of the amount of Fees that were subject to the audit, Milliman Group shall promptly reimburse Voya for the reasonable cost and expense of such audit, up to an amount equal to 50 percent of the amount of the overcharge.

Section 12.03 SSAE 16.

(1)	Each year, Milliman Group shall engage a third party internationally recognized auditor to conduct a SSAE 16 attest report with respect to the Services and each Service Location (including any location hosting Voya Data) and provide a SOC-1 Type II, SOC-2 Type II report, in Voya’s discretion, at Milliman’s cost and expense. Milliman Group shall cooperate with Voya Group to determine the scope and control objective requirements for the report. As soon as reasonably practicable following Milliman Group’s receipt of such reports, but no later than December 15 of each year covering a period commencing October 1 of the previous year through and including September 30 of the then-current year, Milliman Group shall provide Voya Group and its external auditors with a copy of such report to the extent related to the provision or receipt of the Services and Voya Group may share a copy of such report with its customers, customer’s agents, regulators and counterparties to any of the transaction types described in Section 3.08(1). In January of each year, Milliman Group shall, at its cost and expense, cause its auditor to provide a bridge letter, with respect to the SOC report for such year, for the period from October 1 through December 31. Milliman shall notify Voya as soon as possible after any weakness or deficiency is identified in connection with an audit conducted pursuant to this Section 12.03(1).

(2)	With respect to any audit reports issued under this Section 12.03, Milliman Group shall promptly remediate any weakness or deficiency identified in such reports or that could reasonably be expected to result in a qualified report. Such remediation shall be provided at Milliman Group’s cost and expense.

(3)	If a qualified audit report is provided pursuant to Section 12.03(1), Milliman Group shall provide Voya Group an unqualified audit report as soon as is feasible and with such timing discussed and agreed with the Voya Contract Manager, but in no event later than 90 days after delivery of the qualified report.

(4)	If a form of independently audited quality certification replaces the audit reports set forth in this Section 12.03, then Milliman Group shall, no later than the second audit following Voya Group’s request, perform its obligations relating to the issuance of such new quality certification and any associated remediation work arising therefrom; provided however, that if such new quality certification is required by the applicable Governmental Authority or professional accounting body, Milliman Group shall, beginning with the audit following Voya Group’s request, perform its obligations relating to the issuance of such certificate and any associated remediation work arising therefrom.

Section 12.04 Facilities. Subject to Section 21.01, Milliman Group shall provide Voya Auditors with reasonable space, telephone, internet and access to copies of files, data and reports containing Voya Group information on Milliman Group’s premises as Voya Auditors may require to perform the audits and inspections described in this Article.

Section 12.05 Regulatory Audits. Milliman Group shall, upon reasonable prior notice when possible, make all books and records available to the applicable Voya Group regulators and state government representatives or their designees to audit, evaluate and inspect Milliman Group’s books and records. Milliman Group agrees to comply with any regulatory requirements related to audits or inspections imposed upon Voya Group.

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ARTICLE 13	CONFIDENTIAL INFORMATION.

Section 13.01 Generally. Each Party agrees that: (1) it shall keep and maintain all Confidential Information in strict confidence, using such degree of care as it uses to avoid unauthorized use or disclosure of its own Confidential Information of a similar nature, but in no event less than a commercially reasonable degree of care; (2) it shall use and disclose Confidential Information solely for the purposes for which such information, or access to it, is provided pursuant to the terms of this Agreement and shall not use or disclose Confidential Information for such Party’s own purposes or for the benefit of anyone other than the other Party; and (3) it shall not, directly or indirectly, disclose Confidential Information to anyone outside of the other Party, except with the other Party’s consent.

Section 13.02 Permitted Disclosure. Either Party may disclose relevant aspects of the other’s Confidential Information to the general and limited partners, officers, directors, professional advisors (including accountants and insurers), employees, agents and contractors to the extent such disclosure is necessary for the current or future performance of their obligations to such Party; provided, however, that the recipient is subject to confidentiality obligations at least as stringent as required under this Agreement. In addition, (1) either Party may disclose Confidential Information of the other Party to the extent required to comply with any Law (provided, however, that to the extent practicable and permissible by Law such Party provides the other Party with prior notice of any such disclosure and works with the other Party, at such other Party’s expense, to resist or limit the scope of such disclosure and, further, provided that the disclosing Party limit any such disclosure to the information or records required to satisfy the request or inquiry and to the entity (or entities) to whom such disclosure is required to be made), (2) Voya Group may disclose Confidential Information of Milliman Group to Governmental Authorities having jurisdiction over Voya Group, (3) Voya Group may disclose Confidential Information relating to this Agreement in connection with due diligence in connection with an acquisition, divestiture or other similar corporate transaction, provided that the recipient is subject to a non-disclosure agreement with Voya Group in which such recipient acknowledges and agrees that (a) Milliman Group does not make any representation or warranty as to the accuracy or completeness of the Confidential Information and (b) Milliman Group shall not have any liability resulting from such use of the Confidential Information and (4) Voya Group may disclose terms and conditions in the Agreement in connection with a request for information or proposal for services to replace the Services, provided that such disclosure shall not include the Fees or attribute any past performance to Milliman Group.

Section 13.03 Exclusions. The restrictions on use and disclosure in this Article shall not apply to: (1) Confidential Information already known to a Party on a non-confidential basis, as demonstrated by prior existing records, when it was disclosed by the other Party; (2) Confidential Information that is or becomes known to the public through no breach of any obligation of confidence or other wrongful act by a Party or its employees, agents or contractors (except for PII); (3) Confidential Information that is received by a Party from a third party where such Party is unaware, after reasonable inquiry, that such Confidential Information is subject to a confidentiality or other non-disclosure agreement; and (4) Confidential Information developed by a Party independently of disclosure by or receipt from the other Party.

Section 13.04 Return of Materials. Upon a Party’s request and as directed by such Party, the other Party shall promptly return or securely erase, wipe clean and destroy, at the requesting Party’s direction, any or all Confidential Information and all written materials that contain, summarize or describe any Confidential Information in its possession, except to the extent the Party in possession of such Confidential Information (1) has a license to such materials under this Agreement or (2) is required to retain particular Confidential Information in order to comply with Law or such Party’s internal record retention requirements.

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Section 13.05 Unauthorized Use, Access or Disclosure. Each Party shall promptly notify the other upon learning of any unlawful or unauthorized access, use or disclosure of the Confidential Information of the other Party; provided, however, that if such Party is Milliman Group, such notice shall be as soon as possible after any Key Individual has knowledge of such unauthorized access, use or disclosure. If a Party is responsible for such access, use or disclosure, such Party shall cure such access, use or disclosure promptly (but in no event later than 24 hours after learning of such access, use or disclosure, if such access, use or disclosure is capable of being cured within such 24 hour period) and provide satisfactory assurance to the other Party that such access, use or disclosure shall not recur.

Section 13.06 Record Maintenance and Retention.

(1)	During the MSA Term, Milliman Group shall maintain and manage all paper or electronic records, files, documents, work papers, receipts and other information in any form provided by Voya Group or Voya Agents or generated pursuant to this Agreement (the “Files and Work Papers”), in accordance with any additional requirements set forth in the applicable SOW and the following:

(a)	all Files and Work Papers shall be maintained and managed (i) separately from files generated, managed or maintained by Milliman Group under agreements with other clients, (ii) in a manner so they can be quickly and accurately produced when required by Voya Group and (iii) as required Law;

(b)	all Files and Work Papers that are created or modified by Milliman Group in electronic format must be submitted to Voya Group in electronic format or as otherwise directed by Voya Group;

(c)	upon Voya Group’s request, Milliman Group shall provide to Voya Group copies of all Files and Work Papers requested by Voya Group; and

(d)	all Files and Work Papers shall be properly destroyed in accordance with this Agreement and Voya Group’s destruction schedule as provided to Milliman Group herewith and as may be modified by Voya Group from time-to-time, except as permitted to be retained in accordance with Section 13.04.

(2)	Notwithstanding the foregoing, upon termination of an SOW, Milliman Group shall retain all Files and Work Papers related to such SOW for a minimum of seven years. Thereafter, Milliman Group shall destroy such Files and Work Papers in accordance with Milliman Group’s document retention procedures. Milliman Group shall, upon Voya’s request, certify in writing to Voya, in a form acceptable to Voya and executed by an authorized officer of Milliman, that all such Files and Work Papers have been destroyed in accordance with this Section 13.06(2).

Section 13.07 Legal Hold. Notwithstanding anything to the contrary in this Agreement, Milliman Group shall, from and after receipt of notice thereof from Voya Group, take reasonable steps to comply with any “litigation hold” applicable to Files and Work Papers.

ARTICLE 14	COMPLIANCE WITH LAWS.

Section 14.01 Voya. Voya Group shall comply with all Laws applicable to Voya Group.

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Section 14.02 Milliman.

(1)	Milliman Group shall comply with all Laws (a) applicable to Milliman Group, (b) applicable to Milliman Group in the performance of the Services, and (c) identified or otherwise set forth in an SOW.

(2)	Voya Group may direct Milliman Group on (a) the method of compliance with any Laws and (b) which Laws are applicable to Milliman Group’s performance of the Services or are identified or otherwise set forth in an SOW. Milliman Group shall comply with all such direction.

(3)	If Milliman Group reasonably determines that performance of the Services requires an interpretation of any Law, Milliman Group shall present to Voya Group the issue for interpretation and Voya Group shall provide such interpretation to Milliman Group by notice signed by a Voya Contract Executive with respect to such issue. Milliman Group shall be authorized to act and rely on, and shall promptly implement such Voya Group interpretation in the performance and delivery of the Services. The Parties shall resolve questions of interpretation and shall implement the resulting Voya Group interpretation on an expedited basis.

(4)	Milliman Group shall not be responsible for a failure to comply with a Law to the extent that Milliman Group relies on, and complies with, Voya Group’s direction pursuant to Section 14.02(2)(a) in respect of such Law or Voya Group’s interpretation of such Law pursuant to Section 14.02(3).

(5)	Milliman Group shall provide Voya Group (and Voya Agents, Voya Auditors and any Governmental Authority, in each case, designated by the Voya) access to any information, Service Locations and members of the Service Delivery Organization as Voya deems is necessary to confirm that Milliman Group is in compliance with any Law applicable to Voya Group and that is related to the Services.

(6)	If Milliman Group is not in compliance with any Law with which it is required to comply pursuant to Section 14.02(1), then: (a) Milliman Group shall promptly undertake such measures as Voya Group shall require and which are necessary to establish compliance with the Law; (b) Voya Group (or its designee) may, at Milliman Group’s cost and expense, undertake such measures as Voya Group shall require and which are necessary to establish compliance with the Law; or (c) if such non-compliance creates serious reputational or regulatory risk for Voya Group such that Voya Group determines, in its reasonable business judgment, that its continued receipt of the Services could reasonably be expected to have a material adverse effect on its reputation, Voya may terminate this MSA or the applicable SOW or Service as of the date specified by Voya in a termination notice to Milliman.

Section 14.03 Changes to Laws.

(1)	Milliman shall promptly notify Voya of any changes in Law to which it becomes aware that may relate to the Service Recipient’s use of the Services or Milliman Group’s delivery of the Services. The Parties shall work together to identify the impact of such changes on Voya Group’s use and Milliman Group’s delivery of the Services.

(2)	Unless a change in Law causes the delivery of any part of the Services to become impossible or substantially impracticable, Milliman Group shall perform such Services regardless of changes in Law.

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(3)	Each Party shall bear the cost to comply with any changes in Laws (not related to the Services) applicable to such Party (e.g., Laws relating to the employment of its employees, employee tax withholding applicable to its employees and environmental and health and safety Laws relating to its employees or facilities).

(4)	Milliman Group shall bear the costs to comply with any change in Law related to the Services.

Section 14.04 Cooperation with Regulators. As directed by Voya Group, Milliman Group shall work with those Governmental Authorities that regulate Voya Group in an open and co-operative way, including: (1) meeting with such Governmental Authorities; (2) coordinating with Voya Group to provide to representatives or appointees of such Governmental Authorities any materials, records and information relating to the Services or allowing any such representatives or appointees access to such materials, records and information relating to the Services and providing such facilities as such representatives or appointees may reasonably require; and (3) permitting representatives or appointees of such Governmental Authorities to have access on demand to any of its premises to the extent relating to the Services.

ARTICLE 15	REPRESENTATIONS, WARRANTIES AND COVENANTS.

Section 15.01 Voya. Voya represents, warrants and covenants that:

(1)	it is a corporation duly organized, validly existing and in good standing under the Laws of Delaware;

(2)	it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement;

(3)	the execution and delivery of this Agreement by Voya has been duly authorized by Voya and shall not conflict with, result in a breach of or constitute a default under any other agreement to which Voya is a party or by which Voya is bound;

(4)	it is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on Voya’s ability to fulfill its obligations under this Agreement;

(5)	it is in compliance with all Laws applicable to Voya and has obtained all applicable governmental permits and licenses required of Voya in connection with its obligations under this Agreement; and

(6)	there is no outstanding litigation, arbitrated matter or other dispute as of the date of execution of this MSA to which Voya is a party which, if decided unfavorably to Voya, would reasonably be expected to have a material adverse effect on Milliman Group’s or Voya Group’s ability to fulfill their respective obligations under this Agreement.

Section 15.02 Milliman. Milliman represents, warrants and covenants that:

(1)	it is a corporation duly organized, validly existing and in good standing under the Laws of Washington;

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(2)	it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

(3)	the execution and delivery of this Agreement by Milliman has been duly authorized by Milliman and shall not conflict with, result in a breach of or constitute a default under any other agreement to which Milliman Group is a party or by which Milliman Group is bound;

(4)	it is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on Milliman Group’s ability to fulfill its obligations under this Agreement;

(5)	Milliman Group is in compliance with all Laws applicable to Milliman Group and has obtained all applicable governmental permits and licenses required of Milliman Group in connection with its obligations under this Agreement;

(6)	there is no outstanding litigation, arbitrated matter or other dispute as of the date of execution of this MSA to which Milliman Group is a party which, if decided unfavorably to Milliman Group, would reasonably be expected to have a material adverse effect on Voya Group’s or Milliman Group’s ability to fulfill their respective obligations under this Agreement;

(7)	the Milliman Resources (and use thereof) do not infringe, and shall not infringe or cause the infringement of, the proprietary rights of a third party, except to the extent such infringement is a result of: (a) use of the Milliman Resources by Voya Group in contravention of the Related Documentation or license granted to Voya Group under Article 7 or an applicable SOW; (b) failure by Voya Group to use new or corrected versions of such Milliman Resources provided by Milliman Group to Voya Group with no additional charge (provided, however, that Voya Group is notified that use of such new or corrected version is necessary to avoid infringement); (c) modifications to the Milliman Resources made by Voya Group or Voya Agents other than at the direction of Milliman Group; (d) Milliman Group complying with instructions, specifications or designs required or provided by Voya Group where such compliance necessarily would give rise to such infringement; or (e) combination of the Milliman Resources by Voya Group or Voya Agents with products or systems other than those provided by, or authorized by, Milliman Group;

(8)	Milliman Group shall maintain Hardware and Software to the extent that Milliman Group has maintenance responsibility for such assets, including: (a) maintaining Hardware in good operating condition, subject to normal wear and tear; (b) undertaking repairs and preventive maintenance on Hardware in accordance with the applicable Hardware manufacturer’s recommendations; and (c) performing Software and Hardware maintenance in accordance with the applicable Software or Hardware vendor’s documentation, recommendations and specifications;

(9)	Milliman Group shall not wrongfully access, and shall not permit unauthorized persons or entities to access, Voya Group’s information technology systems or networks and that any authorized access shall be consistent with such authorization and in accordance with Voya Policies;

(10)	the Software shall not contain any Disabling Code and Milliman Group shall (a) not introduce any Disabling Code into the Voya Group computer systems and (b) use commercially reasonable efforts (including at a minimum use of then-current industry standard security and anti-virus tools) to prevent the introduction of Viruses into the Voya Group computer systems; and

(11)	Milliman Group shall ensure it has a valid work authorization with respect to each member of the Service Delivery Organization for each applicable jurisdiction.

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Section 15.03 Obligation to Replace. In the case of a breach of Section 15.02(7), or a Claim with respect to such Section, Milliman Group shall either: (1) procure for Voya Group the right to continue using or receiving the applicable Milliman Resource; or (2) replace or modify the applicable Milliman Resource to be non-infringing without material degradation or loss of material functionality.

Section 15.04 Pass-Through Warranties. Milliman Group shall, to the extent reasonably possible and permissible, pass-through to Voya Group all available warranties and provide all available (including extended) applicable original equipment manufacturer and additional warranties for third party Hardware used to provide the Services. Milliman Group shall obtain and pass-through to Voya Group any warranties required by the specifications for Hardware procured on behalf of Voya Group.

Section 15.05 Disclaimer. NEITHER MSA CONTRACTING PARTY MAKES ANY REPRESENTATION OR WARRANTY OTHER THAN AS SET FORTH IN THIS ARTICLE. EACH MSA CONTRACTING PARTY EXPLICITLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 16	INDEMNIFICATION.

Section 16.01 Voya. Voya shall defend, indemnify and hold harmless the Milliman Indemnified Parties from and against any Loss relating to a Claim by a third party against the Milliman Indemnified Parties:

(1)	that the Voya IP or use thereof infringes, or causes the infringement of, the proprietary rights of a third party, except to the extent such infringement is a result of: (a) use of the Voya IP by Milliman Group in contravention of the Related Documentation or license granted to Milliman Group under Article 7 or an applicable SOW; (b) failure by Milliman Group to use new or corrected versions of such Voya IP provided by Voya Group to Milliman Group with no additional charge (provided, however, that Milliman Group is notified that such use of such new or corrected version is necessary to avoid infringement); (c) modifications to the Voya IP made by Milliman Group or a Milliman Agent other than at the direction of Voya Group; (d) Voya Group complying with instructions, specifications or designs required or provided by Milliman Group where such compliance necessarily would give rise to such infringement; or (e) combination of the Voya IP by Milliman Group or a Milliman Agent with products or systems other than those provided by, or authorized by, Voya Group;

(2)	relating to any taxes, interest, penalties or other amounts assessed against Milliman Group that are the obligation of Voya Group pursuant to Article 10;

(3)	directly resulting from a breach of Section 7.03(4);

(4)	relating to any breach of Section 13.01, Section 13.02, Section 13.03, Section 13.04, Section 13.05 or Section 14.01;

(5)	relating to the inaccuracy, untruthfulness or breach of any representation or warranty made by Voya in Section 15.01(1), Section 15.01(2), Section 15.01(3) or Section 15.01(4); or

(6)	relating to (a) injury or death of any person (including employees of Milliman Group or Voya Group) or (b) the loss of or damage to any tangible property (including tangible property of the employees of Milliman Group or Voya Group), in each case, resulting from the acts or omissions (including breach of contract) of Voya Group.

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Voya shall indemnify Milliman Indemnified Parties from any costs and expenses reasonably incurred in connection with enforcing this Section.

Section 16.02 Milliman. Milliman shall defend, indemnify and hold harmless the Voya Indemnified Parties from and against any Loss relating to a Claim by a third party against the Voya Indemnified Parties:

(1)	that the Milliman Resources or use thereof infringes, or causes the infringement of, the proprietary rights of a third party, except to the extent such infringement is a result of: (a) use of the Milliman Resources by Voya Group in contravention of the Related Documentation or license granted to Voya Group under Article 7 or an applicable SOW; (b) failure by Voya Group to use new or corrected versions of such Milliman Resources provided by Milliman Group to Voya Group with no additional charge (provided, however, that Voya Group is notified that use of such new or corrected version is necessary to avoid infringement), (c) modifications to the Milliman Resources made by Voya Group or a Voya Agent other than at the direction of Milliman Group; (d) Milliman Group complying with instructions or designs required or provided by Voya Group where such compliance necessarily would give rise to such infringement; or (e) combination of the Milliman Resources by Voya Group or a Voya Agent with products or systems other than those provided by, or authorized by, Milliman Group;

(2)	relating to any taxes, interest, penalties or other amounts assessed against Voya Group that are the obligation of Milliman Group pursuant to Article 10;

(3)	relating to a breach of Section 8.01, Section 8.03(4), Section 13.01, Section 13.02, Section 13.03, Section 13.04, Section 13.05, Section 14.02 or Section 21.07 by Milliman Group;

(4)	relating to the inaccuracy, untruthfulness or breach of any representation or warranty made by Milliman in Section 15.02(1), Section 15.02(2), Section 15.02(3), Section 15.02(4), Section 15.02(5), Section 15.02(6) or Section 15.02(10);

(5)	relating to (a) injury or death of any person (including employees of Milliman Group or Voya Group, or customers of Voya Group) or (b) the loss of or damage to any tangible property (including tangible property of the employees of Milliman Group or Voya Group, or customers of Voya Group), in each case, resulting from the acts or omissions (including breach of contract) of Milliman Group; or

(6)	by a Milliman Agent, a member of the Service Delivery Organization or any other third party to whom Milliman Group owes a duty or obligation.

Milliman shall indemnify Voya Indemnified Parties from any costs and expenses reasonably incurred in connection with enforcing this Section 16.02.

Section 16.03 Indemnification Procedures. If any Claim is commenced against an Indemnified Party, prompt notice thereof shall be given by the Indemnified Party to the Indemnifying Party. At the Indemnifying Party’s cost and expense: (1) the Indemnifying Party shall promptly take control of the defense of such Claim (time being of the essence with respect to such defense) and shall

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engage attorneys acceptable to the Indemnified Party to defend such claim; and (2) the Indemnified Party shall cooperate with the Indemnifying Party (and its attorneys) in the defense of such Claim. The Indemnified Party may participate on a non-controlling basis (through its attorneys or otherwise) in such defense, but the fees and expenses of such participation shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and Indemnified Party shall have mutually agreed in writing to the retention of such counsel, or (ii) the named parties to any such Claim (including any impleaded parties) include the Indemnifying Party and Indemnified Party and representation of both parties by the same counsel would, in the opinion of counsel to such Indemnified Party, be impermissible under the applicable code of professional responsibility due to actual or potential differing interests between the Indemnifying Party and Indemnified Party, including situations in which there are one or more legal defenses available to the Indemnified Party that are different from, or additional to, those available to the Indemnifying Party. The Indemnifying Party shall not enter into any settlement of such Claim that does not include a full release of the Indemnified Party or involves a remedy other than the payment of money, without the Indemnified Party’s consent. If the Indemnifying Party does not assume control over the defense of a Claim as provided in this Section 16.03, the Indemnified Party may defend the Claim in such manner as it may deem appropriate, at the cost and expense of the Indemnifying Party.

Section 16.04 Contribution. If any Claim entitles each MSA Contracting Party to indemnification from the other under Section 16.01 or Section 16.02, then the MSA Contracting Parties shall allocate between themselves any loss, liability or costs arising out of or relating to such Claim according to each MSA Contracting Party’s relative share of liability.

ARTICLE 17	LIMITATION OF LIABILITY.

Section 17.01 Direct Damages. Each of the MSA Contracting Parties shall be liable to the other for any damages arising out of or relating to its performance or failure to perform its obligations under this Agreement; provided, however, that the liability of an MSA Contracting Party to the other, whether based on an action or claim in contract, equity, negligence, tort or otherwise, for any event, act or omission occurring during the MSA Term shall not exceed, in the aggregate, an amount equal to the Fees paid or payable by Voya Group for the 18 consecutive month portion of the MSA Term preceding the date of the occurrence of the applicable event, act or omission giving rise to such damages or, if less than 18 months have elapsed since the MSA Effective Date, then 18 times the average monthly Fees paid during the elapsed time since the MSA Effective Date (the “Damages Cap”).

Section 17.02 Consequential Damages. Neither MSA Contracting Party shall be liable for, nor shall the measure of damages include, any consequential, special, exemplary or punitive damages, including any loss of business or loss of profits arising out of or relating to its performance or failure to perform under this Agreement, regardless of the form of action or theory of recovery.

Section 17.03 Exclusions.

(1)	The limitation or exculpation of liability set forth in Section 17.01 or Section 17.02 shall not apply in the case of:

(a)	any Losses resulting from Abandonment by Milliman Group;

(b)	any Losses resulting from the gross negligence or willful misconduct of a Party;

(c)	any Losses resulting from the infringement of a Party’s IP by the other Party under this Agreement;

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(d)	any Losses resulting from a breach of Section 8.01 by Milliman Group;

(e)	any Losses resulting from a breach of Section 8.03(1), Section 8.03(2), Section 8.03(3) or Section 8.03(4) by Milliman Group that results in a Data Security Breach;

(f)	any Losses resulting from a breach of Article 13 by a Party; or

(g)	the indemnification obligations of either MSA Contracting Party.

(2)	The limitation of liability set forth in Section 17.01 shall not apply in the case of (a) the failure of Voya Group to pay any Fees, due and payable to Milliman Group in accordance with this Agreement, or (b) the failure of Milliman to issue any credits or other amounts, due and payable to Voya Group in accordance with this Agreement.

(3)	The exculpation of liability set forth in Section 17.02 shall not apply to Claims by Voya Group for Losses resulting as a result of errors or miscalculations by Milliman Group in connection with the Services.

Section 17.04 Assignment of Claims. Any cause of action arising under this Agreement that may be brought (1) by an Affiliate of Voya (including any such Affiliate that enters into an SOW), shall be brought by Voya or (2) by an Affiliate of Milliman, Inc. (including any such Affiliate that enters into an SOW), shall be brought by Milliman, Inc. Each MSA Contracting Party shall be entitled to the benefit of all rights, defenses, counterclaims and other protections to which their applicable Affiliates may be entitled with respect to any such cause of action.

Section 17.05 Injunctive Relief. Without limiting any rights of Voya Group to obtain equitable relief under Law, Milliman Group acknowledges and agrees that any breach (or threatened breach) of Section 3.01, Section 3.09, Article 7, Section 8.01, Article 13, Section 19.13, Section 19.14 or Section 19.15 by Milliman Group shall be deemed to cause immediate and irreparable injury to Voya Group, and in the event of such breach (or threatened breach), Voya Group shall be entitled to seek injunctive relief, without bond or other security. The provisions of Section 11.03 shall not apply with respect to any request for such injunctive relief.

ARTICLE 18	INSURANCE.

Section 18.01 Coverage. Milliman Group shall carry and maintain in force, with reputable insurance companies authorized to do business in the jurisdictions where the Services are performed, insurance of the types and in the amounts of the minimum coverage set forth in this Section 18.01.

(1)	Workers compensation in the statutory required limits in accordance with the applicable federal, state, municipal, local, territorial or other statutory requirements.

(2)	Employer’s liability insurance with limits not less than $1 million per accident covering all employees engaged in the work. A waiver of subrogation shall be provided in favor of Voya Group.

(3)

Commercial general liability insurance (including bodily injury, death and property damage) in an amount of not less than $1 million (combined single limit on each occurrence and $1 million in the aggregate) and umbrella liability coverage in the amount not less than $5 million per occurrence and in the aggregate. Such coverage shall include blanket contractual liability

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(including liability assumed under this MSA or an SOW), broad form property damage liability (including coverage for extra expenses and lost profits), products and completed operations liability and personal injury liability (including invasion of privacy, libel or slander). Voya Group shall be named as additional insured to the commercial and general umbrella liability policies. A waiver of subrogation shall be provided in favor of Voya Group.

(4)	Automobile liability insurance for owned, non-owned, leased, hired, operated and/or licensed automobiles, trucks, tractors and all-terrain vehicles with limits of not less than $1 million per accident for accidental injury to one or more persons or damage to or destruction of property as a result of one accident or occurrence. Voya Group shall be named as an additional insured on the automobile liability policy.

(5)	Fidelity/crime insurance to include the following coverages: employee theft, forgery or alteration, and computer fraud and funds transfer fraud. Coverage limits shall not be less than $10 million per claim and in the aggregate; coverage includes Voya Group assets and funds under the care, custody and control of Milliman Group. The policy shall include Voya Group as loss payee.

(6)	Professional liability insurance in a limit not less than $10 million per claim and in the aggregate for liability arising out of any negligent act, error, mistake or omission of Milliman Group. The coverage must respond to all claims reported within three years following the period for which coverage is required.

(7)	Network security/privacy liability (cyber liability) insurance including protection of private or confidential information whether electronic or non-electronic; network security and privacy liability; protection against liability for systems attacks; denial or loss of service; introduction, implantation or spread of malicious software code; security breach; unauthorized access and use; including regulatory action expenses; cyber extortion coverage; and notification and credit monitoring expenses. Limits under such insurance shall not be less than $5,000,000.

(8)	Business travel accident insurance in a limit not less than $100,000 per occurrence.

Section 18.02 Cost of Insurance Coverage. All insurance coverage shall be provided at Milliman Group’s sole cost and expense. The deductible amounts for each of the policies in Section 18.01 shall be borne by Milliman Group.

Section 18.03 Certificate of Insurance Coverage. Within 10 days after the MSA Effective Date and otherwise upon Voya Group’s request, Milliman Group shall furnish to Voya Group certificates of insurance or other appropriate documentation in a form acceptable to Voya Group (including evidence of renewal of insurance) evidencing all coverage referenced in Section 18.01 including, as applicable, evidence that Voya and its Affiliates shall be named as additional insureds to each applicable liability policy and Milliman shall provide copies of the applicable endorsements. Milliman shall provide Voya 30 days’ prior notice of any planned cancellation of the coverage by Milliman Group, and shall promptly notify Voya of any cancellation of the coverage by the applicable insurer. Such cancellation shall not relieve Milliman Group of its continuing obligation to maintain insurance coverage in accordance with this Article.

Section 18.04 Status and Rating of Insurance Company. All insurance coverage shall be written through insurance companies authorized to do business in the state in which the work is to be performed and rated no less than A- VII in the most current edition of A.M. Best’s Key Rating Guide.

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ARTICLE 19	TERMINATION.

Section 19.01 Termination for Cause.

(1)	Voya may terminate this MSA upon notice to Milliman if Milliman Group has materially breached an obligation pursuant to this Agreement, and fails to cure such breach within 30 days after receipt of notice thereof, if such breach is susceptible to cure. If such breach is not susceptible to cure, Voya may terminate this MSA on notice to Milliman. The cure period in this Section 19.01(1) shall not apply to, and shall not prejudice, any specific right in any other Section of this Agreement to terminate this Agreement.

(2)	Voya may terminate this MSA upon notice to Milliman if, during the term of the Statement of Work #1 for Implementation Services, (a) Deep Patel and (b) Laird Zacheis or Yiping Yang, (i) voluntarily resign from, or are dismissed by, Milliman Group, (ii) are reassigned from, or replaced on, the Voya Group account, (iii) die, are disabled or are placed on long-term medical leave or (iv) are placed on long-term leave due to family considerations.

(3)	Voya may terminate an SOW upon notice to Milliman if Milliman Group has materially breached an obligation pursuant to the applicable SOW, and fails to cure such breach within 30 days after receipt of notice thereof, if such breach is susceptible to cure. If such breach is not susceptible to cure, Voya may terminate the applicable SOW on notice to Milliman. The cure period in this Section 19.01(3) shall not apply to, and shall not prejudice, any specific right in any other Section of this Agreement to terminate an SOW.

(4)	If Voya breaches its obligation to pay undisputed Fees pursuant to an SOW and fails to cure such breach within 30 days after receipt by Voya of notice thereof from Milliman referencing this Section 19.01(4) then, after such 30 day period, Milliman shall provide Voya a second notice of such breach referencing this Section 19.01(4). If Voya fails to cure such breach within 15 days after its receipt of such second notice, then Milliman may terminate the applicable SOW upon notice to Voya.

(5)	Milliman may terminate this MSA upon notice to Voya if Voya materially breaches Section 7.03(4) and fails to cure such breach within 30 days after receipt of notice thereof. A breach of Section 7.03(4) shall be deemed cured by (a) a retraction by Voya Group of the disclosure giving rise to such breach or (b) a restatement by Voya Group of the applicable disclosure giving rise to such breach in which the attribution to any member of Milliman Group is removed from the applicable Work Product or replaced with an attribution to a member of Voya Group; provided, however, that Voya Group (i) provides Milliman with the proposed retraction or restatement prior to its release and (ii) incorporates into such retraction or restatement Milliman’s reasonable comments.

Section 19.02 Termination for Convenience. Voya may terminate this MSA, an SOW or a Service upon 45 days’ notice to Milliman at any time without cause. In the event of the termination of an SOW pursuant to this Section 19.02, Voya shall pay to Milliman on the last day of the applicable Termination Assistance Period the termination fees, if any, set forth in the applicable SOW.

Section 19.03 Termination for Change in Control. Voya may terminate (1) this MSA (a) in the event of a Milliman Change in Control with respect to Milliman, Inc. or Milliman FRM or (b) in the event of a Voya Change in Control; or (2) an SOW (a) in the event of a Milliman Change in Control with respect to the member of Milliman Group that is party to such SOW or (b) in the event of a Voya Change in Control with respect to the member of the Voya Group that is a party to such SOW. In the

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event of a termination due to a Voya Change in Control pursuant to this Section 19.03, Voya shall pay to Milliman on the last day of the applicable Termination Assistance Period the termination fees, if any, set forth in the applicable SOW.

Section 19.04 Termination for Deterioration of Financial Condition. Voya may terminate this MSA in the event that: (1) Milliman files a voluntary petition in bankruptcy or an involuntary petition is filed against it; (2) Milliman is adjudged bankrupt; (3) a court assumes jurisdiction of the assets of Milliman under a federal reorganization act, or other statute; (4) a trustee or receiver is appointed by a court for all or a substantial portion of the assets of Milliman; (5) Milliman becomes insolvent, suspends business or ceases to conduct its business in the ordinary course; (6) Milliman makes an assignment of its assets for the benefit of its creditors; (7) Milliman’s external auditor gives Milliman a “going concern” explanation or qualification; or (8) Milliman, Inc. defaults in the due observance or performance of any covenant, condition or agreement contained in any third party loan agreement, financing agreement or other financial instrument and such default is not subject to a good faith bona fide dispute and continues un-remedied for a period of 30 days after written notice thereof from the applicable third party.

Section 19.05 Termination for Service Level Failure. Voya may terminate this MSA or the applicable SOW or Service upon notice to Milliman if the aggregate Service Level Credits incurred under any SOW equal or exceed $500,000 in any rolling 12-month period.

Section 19.06 Termination for Service Failure. Voya may terminate this MSA or the applicable SOW or Service upon notice to Milliman if Milliman Group fails to provide a Service under an SOW for any reason and fails to cure such failure within the applicable Recovery Time Objective set forth in the Business Continuity Plan or Disaster Recovery Plan (or, if no time frame is specified, within 30 days after the initial failure to provide such Service).

Section 19.07 Termination for Change in Law. Voya may terminate this MSA or the applicable SOW or Service upon 60 days’ notice (or such earlier period of time as required by a Governmental Authority) to Milliman if any change in Law, or an applicable Governmental Authority imposes a binding restriction or requirement that, makes, or shall make, it impossible or substantially impracticable for Voya Group to continue to receive the Services under an SOW; provided, however, that the MSA Contracting Parties shall negotiate in good faith a work around with respect to such change in Law or binding restriction or requirement during such 60 day period. In the event that such change in Law or issuance of guidance is due solely to the actions of Milliman Group, its Affiliates or agents (whether or not related to the Services), then such termination shall be treated as if it were a termination for cause.

Section 19.08 Termination for Failure to Refresh Damages Cap. Voya may terminate this MSA upon notice to Milliman if the aggregate liability for claims asserted by Voya under this MSA exceeds the Damages Cap and Milliman does not agree to restore the Damages Cap to the amounts set forth in Section 17.01 within 30 days after receipt of notice thereof by Voya.

Section 19.09 Termination for Force Majeure Event. Voya may terminate this MSA or the applicable SOW or Service upon notice to Milliman if Milliman Group is unable for any reason to resume performance of a Service pursuant to the Business Continuity Plan following a Force Majeure Event within the time frame specified in the Business Continuity Plan (or, if no time frame is specified, 30 days).

Section 19.10 Other Terminations. In addition to the provisions of this Article, this MSA or the applicable SOW or Service may be terminated as provided in Section 14.02(6).

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Section 19.11 Termination Fees. Except as otherwise set forth in an SOW, no termination fee shall be payable by Voya or Voya Group in connection with a termination under this Agreement, except as set forth in Section 19.02 and Section 19.03, in which case the termination fees shall be as set forth in the applicable SOW.

Section 19.12 Continuing Obligations. Any termination or expiration of this MSA or an SOW or any Service shall not relieve or release either Party from any rights, liabilities or obligations that may have accrued under Law or this Agreement.

Section 19.13 Effect of Termination. In the event of a termination or expiration of this MSA or an SOW or Service the terms set forth in this Section shall apply.

(1)	Immediately upon Voya IP, or any portion thereof, no longer being necessary for the provision of Termination Assistance Services, the rights granted to Milliman in Section 7.01 with respect to such Voya IP or portion thereof shall terminate and Milliman Group shall destroy or erase all copies of such Voya IP (or portion thereof) in Milliman Group’s possession, except as permitted to be retained in accordance with Section 13.04. Milliman Group shall, upon Voya’s request, certify in writing to Voya, in a form acceptable to Voya and executed by an authorized officer of Milliman, that all such copies have been destroyed or erased.

(2)	Milliman Group shall be entitled to payment for the expired or terminated Services performed prior to the effective date of termination. Such payment shall be apportioned according to any deliverable payment milestones or fixed price arrangements if payment is other than on a time and materials basis.

(3)	Milliman Group shall (a) deliver to Voya a copy of the Milliman Software that is owned by Milliman Group, and Voya Group shall have the rights described in the license set forth in Exhibit 8 and (b) upon Voya’s request and to the extent Milliman Group is able, transfer, assign or sublicense to Voya any Milliman Software licensed by Milliman Group in the form in use as of the date of termination or expiration of this MSA or the applicable SOW or Service.

Section 19.14 Termination Assistance. If an SOW or Service terminates or expires, in whole or in part, for any reason (including termination pursuant to Section 19.02) Voya Group may require Milliman Group, during the Termination Assistance Period, to: (1) continue to perform the terminated or expired Services (or portion thereof) under the applicable SOW; (2) cooperate with Voya Group or another supplier designated by Voya Group in the transfer of the Services, including knowledge related to the performance of the Services, to Voya Group or such other supplier in order to facilitate the transfer of the Services to Voya Group or such other supplier; and (3) perform any other services requested by Voya Group to transfer the provision of the terminated or expired Services to Voya Group or another supplier, including any services set forth in Exhibit 4 (the services in clauses (1) through (3), the “Termination Assistance Services”). The Termination Assistance Services shall be considered “Services” and shall be performed in accordance with this Agreement. The fees for the Services performed in clause (3) shall be calculated using the rates set forth in the applicable SOW. If there are no established rates in the applicable SOW for the Services in clause (3), the Parties shall negotiate rates for such services consistent with the rates in the applicable SOW (e.g., comparable discounts). There shall be no additional Fees for providing the cooperation described in clause (2) unless such cooperation requires additional resources over and above those used to provide the Services without causing disruption in the Services. During any Termination Assistance Period, the Termination Assistance Services shall be of the same quality, level of performance and scope as provided prior to termination, but not less than as required under this Agreement. In the event of a termination pursuant to Section 19.01(4), Milliman may require Voya to pay the Fees for the applicable Termination Assistance Services each month in advance for Milliman Group’s performance of such Termination Assistance Services in the subsequent month.

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Section 19.15 Hiring of Service Delivery Organization. As of the date a determination is made that there shall be an expiration or termination pursuant to this Article, with respect to the then-current members of the Service Delivery Organization providing the expired or terminated Services (each, an “Affected Service Delivery Organization Member”), Milliman Group shall not terminate, reassign or otherwise remove from the Service Delivery Organization any Affected Service Delivery Organization Member and, upon Voya Group’s request, Milliman Group shall (1) provide Voya Group with the name of each Affected Service Delivery Organization Member’s position and such Affected Service Delivery Organization Member’s description of job responsibilities, in accordance with Milliman Group’s standard employment policies, (2) provide Voya Group full access to such Affected Service Delivery Organization Member and (3) allow Voya Group or its designee to meet with and extend offers of employment to any Affected Service Delivery Organization Member. Milliman Group shall waive any restrictions that may prevent such Affected Service Delivery Organization Member from being hired by Voya Group pursuant to this Section 19.15 and Milliman Group shall not make any new competing employment offer to any such Affected Service Delivery Organization Members and shall take such other actions reasonably requested by Voya Group to cause such Affected Service Delivery Organization Member to seamlessly transfer to Voya Group (or its designee); provided, however, that Milliman Group shall not be liable under this MSA if an Affected Service Delivery Organization Member elects to continue his or her employment with Milliman Group. Additionally, Milliman Group shall not make any other material change to the terms or conditions of its employment of such Affected Service Delivery Organization Members other than such changes that are made in accordance with Milliman Group’s normal personnel practices and cycles.

ARTICLE 20	FORCE MAJEURE, BUSINESS CONTINUITY AND DISASTER RECOVERY.

Section 20.01 Business Continuity and Disaster Recovery.

(1)	Subject to Section 20.02, if a Force Majeure Event or Business Continuity Event affects, or is reasonably like to affect, Milliman Group’s ability to provide the Services, then Milliman Group shall (a) as soon as reasonably possible notify Voya thereof and describe the event in reasonable detail, (b) implement the Business Continuity Plan and Disaster Recovery Plan at its cost and expense and (c) restore the Services in accordance with the Recovery Time Objectives. Milliman Group shall keep Voya actively informed during a Force Majeure Event or Business Continuity Event. Milliman Group shall also maintain a log of each Force Majeure Event and Business Continuity Event, the impact of such event and the actions taken to address the event.

(2)	Upon prior notice to Voya, Milliman Group shall periodically, but no less than once each year, test the operability of each Business Continuity Plan and Disaster Recovery Plan. Upon Voya’s request, Milliman Group shall reasonably cooperate with Voya’s testing of Voya Group’s business continuity and disaster recovery plans. Milliman Group shall (a) provide Voya Auditors with a then-current copy of the Business Continuity Plan and Disaster Recovery Plan, (b) provide Voya Group with the applicable portions of any internal reports applicable to the Services with respect to any test of the Business Continuity Plan and Disaster Recovery Plan, (c) remediate any deficiencies identified in the Business Continuity Plan and Disaster Recovery Plan and (d) certify in writing to Voya, in a form reasonably acceptable to Voya and executed by an authorized officer of Milliman, that the Business Continuity Plan and Disaster Recovery Plan have been tested and remediated in accordance with this Section 20.01(2). Milliman Group shall cause (i) all updates to the Business Continuity Plan and Disaster Recovery Plan to be available to Voya Group upon Voya Group’s request in written or electronic format and (ii) each Service Location to maintain a hardcopy of the Business Continuity Plan and Disaster Recovery Plan for such Service Location in a secure location within such Service Location

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(3)	Prior to providing the Services from a Service Location, Milliman Group shall develop a Business Continuity Plan and Disaster Recovery Plan for the Services to be provided from such Service Location. Each such plan shall be developed to meet or exceed the Recovery Time Objectives applicable to the Services.

(4)	Milliman Group shall reasonably cooperate with any continuity risk assessment or business impact analysis conducted by Voya Group. If as a result of a request by Voya Group or the outcome of such assessment or analysis, a change is required to be made to a Business Continuity Plan or Disaster Recovery Plan, Milliman Group shall make such change pursuant to the Change Procedures.

(5)	Upon Voya Group’s request, Milliman shall designate members of the Service Delivery Organization to participate in Voya Group’s crisis management teams. In the event of a Force Majeure Event or Business Continuity Event, Milliman Group shall implement its crisis management teams and cooperate with Voya Group’s crisis management teams.

Section 20.02 Force Majeure.

(1)	To the extent performance by an Affected Party of any of its obligations under this Agreement is prevented, hindered or delayed by a Force Majeure Event, the Affected Party shall be excused for such non-performance, hindrance or delay for as long as such Force Majeure Event continues; provided, however, that: (a) such Force Majeure Event is beyond the control of the Affected Party and could not be prevented by appropriate precautions; (b) the Affected Party is diligently attempting to recommence performance (including through alternate means); and (c) Milliman Group, if it is the Affected Party, is implementing the Business Continuity Plan and Disaster Recovery Plan, as applicable.

(2)	Notwithstanding Section 20.02(1), the occurrence of a Force Majeure Event does not excuse, limit or otherwise affect Milliman Group’s obligation to implement the Business Continuity Plan or Disaster Recovery Plan or to restore the Services in accordance with the Recovery Time Objectives, except to the extent that implementation of such Business Continuity Plan or Disaster Recovery Plan is directly prevented, hindered or delayed by a Force Majeure Event (and such Force Majeure Event was not contemplated by such Business Continuity Plan or Disaster Recovery Plan), in which case implementation of the Business Continuity Plan or Disaster Recovery Plan shall be excused pursuant to Section 20.02(1).

For example, if a tornado at a primary Service Location (Site A) prevents Service delivery from such Service Location and a flood prevents Service delivery from Site A’s disaster recovery site (Site B), subject to the following sentence, Milliman Group shall be excused from non-performance of the Service from such Service Locations due to a Force Majeure Event under Section 20.01(1), assuming Milliman continues to satisfy its obligations in Section 20.02(1)(b). If, however, the Business Continuity Plan and Disaster Recovery Plan contemplated a category tornado at Site A and flood at Site B (i.e., the plans were designed to provide for recovery in spite of a tornado and flood impacting during the same period), then failure to implement the Business Continuity Plan and Disaster Recovery Plan or to recover the Service in accordance with the Recovery Time Objectives shall not be excused by the Force Majeure Event under Section 20.02(1).

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Section 20.03 Alternate Source. If any Force Majeure Event or Business Continuity Event, prevents, hinders or delays performance of a Service for more than the applicable Recovery Time Objective set forth in the Business Continuity Plan or Disaster Recovery Plan (or, if no time frame is specified, more than 10 days after the date of such event), Voya may procure such Services from an alternate source, or perform such Services for itself, and Milliman Group shall reimburse Voya Group for the costs and expenses in excess of the then-current Fees for such Services that are commercially reasonable under the circumstances and incurred by Voya Group in procuring such Services, or Voya Group’s out-of-pocket costs in excess of the then-current Fees for such Services to the extent Voya Group performs such Services for itself.

Section 20.04 No Payment for Unperformed Services. If Milliman Group fails to provide the Services in accordance with this MSA and an applicable SOW due to the occurrence of a Force Majeure Event or Business Continuity Event, the Fees shall be adjusted in a manner such that Voya is not responsible for the payment of any Fees for Services that Milliman Group (or an alternate source obtained by Milliman Group) fails to provide.

Section 20.05 Allocation of Resources. Whenever a Force Majeure Event or Business Continuity Event or other business continuity event causes Milliman Group to allocate limited resources between or among Milliman Group’s customers, Milliman Group shall not provide to any of its other similarly situated customers priority over the Service Recipients, except to the extent required by applicable Law.

ARTICLE 21	MISCELLANEOUS.

Section 21.01 Accessing Milliman Service Locations. In the event that an employee or contractor of Voya Group or a Voya Agent accesses a Milliman Service Location in accordance with this Agreement: (1) such employee or contractor shall be subject to confidentiality obligations at least as stringent as required under this Agreement; and (2) shall comply with any Milliman Group security policies made available to such employee or contractor in advance.

Section 21.02 Amendment. No amendment of this MSA or an SOW shall be valid unless in writing and signed by an authorized representative of the MSA Contracting Parties (as designated by each entity from time-to-time).

Section 21.03 Assignment. Neither MSA Contracting Party shall assign this MSA or an SOW, or any amounts payable pursuant to this MSA or an SOW, without the prior consent of the other; provided, however, that Voya may assign this MSA or an SOW to: (1) an entity acquiring all or substantially all of the assets of Voya; (2) the successor (arising out of one or more mergers, initial public offerings or otherwise) to Voya; or (3) an Affiliate of Voya. This MSA and any applicable SOW shall be binding upon the successors (arising out of one or more mergers, initial public offerings or otherwise) and permitted assigns of the MSA Contracting Parties. Any assignment in violation of this Section 21.03 shall be null and void ab initio.

Section 21.04 Consents, Approvals and Requests. Except as specifically set forth in this MSA or an SOW, all consents, acceptances and approvals to be given by either Party under this Agreement shall be in writing and shall not be unreasonably withheld or delayed and each Party shall make only reasonable requests under this Agreement.

Section 21.05 Counterparts. This MSA may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one single agreement between the Parties.

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Section 21.06 Entire Agreement. This MSA supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof and represents the entire agreement between the Parties with respect to that subject matter.

Section 21.07 Export. Each Party shall comply with all Export Controls. Prior to exporting (or requesting that Voya Group export) any technology or material (including data) from the U.S. (or any other country) in connection with the Services, Milliman Group shall promptly (with cooperation and assistance from Voya Group): (1) identify the Export Controls applicable to such technology and materials, including any required licenses, consents, authorizations or approvals; (2) notify Voya Group of such Export Controls; (3) obtain any such required licenses, consents, authorizations and approvals or, if and as requested by Voya Group, cooperate with and assist Voya Group in obtaining such licenses, consents, authorizations or approvals; and (4) provide any documents requested by Voya Group to demonstrate compliance with the Export Controls. In addition, Milliman Group shall not access any Voya Data from a country embargoed by the U.S.

Section 21.08 Good Faith and Fair Dealing. Except where explicitly stated otherwise (e.g., use of “sole discretion”), the performance of all obligations and exercise of all rights by each Party shall be governed by the principle of good faith and fair dealing and by a commercially reasonable standard.

Section 21.09 Governing Law, Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State. Each Party hereby irrevocably and unconditionally submits to the jurisdiction of (1) the United States District Court for the Southern District of New York and (2) the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement. Each Party hereby agrees to commence any such action, suit or proceeding in the United States District Court for the Southern District of New York or, if such suit, action or other proceeding cannot be brought in such court for jurisdictional reasons, to commence such suit, action or other proceeding in the Supreme Court of the State of New York, New York County. Service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 21.16 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Agreement. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement.

Section 21.10 Continued Performance. Each Party agrees to continue performing its obligations under this MSA and any SOWs while a dispute is being resolved except to the extent the issue in dispute precludes performance (dispute over payment shall not be deemed to preclude performance) and without limiting either Party’s right to terminate this MSA, an SOW or Service as provided in Article 19.

Section 21.11 Financial Statements. As soon as reasonably available and in any event within 150 days after the end of each of its fiscal years, Milliman shall deliver to Voya Group a copy of Milliman’s audited financial statements with an audit opinion subject to no material qualifications, such

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financial statements to include a consolidated balance sheet of Milliman as of the end of such fiscal year and the related consolidated statements of operations, income statements and statement of cash flows for such fiscal year, all prepared by independent public accountants of nationally recognized standing.

Section 21.12 Independent Contractor. Milliman Group is an independent contractor with respect to Voya Group. Officers, directors, employees, agents and contractors retained by or on behalf of Milliman Group to perform Milliman Group’s obligations under this Agreement shall at all times be under Milliman Group’s exclusive direction and control and shall in no way be deemed to be an employee, agent or contractor of Voya Group.

Section 21.13 Legal Fees. In any litigation or proceeding between the Parties arising out of or in connection with this Agreement, the prevailing Party is entitled to recover its costs, legal fees and expenses (excluding costs of in-house staff counsel).

Section 21.14 No Co-Employment. Milliman Group agrees and acknowledges, for itself and for the Service Delivery Organization, that:

(1)	The members of the Service Delivery Organization shall not be entitled to any benefits provided to employees of Voya Group or its Affiliates, whether consisting of participation in an employee retirement, pension, supplemental compensation, defined contribution or similar plan; workers’ compensation; disability or other similar benefits; unemployment or other similar insurance or otherwise. Milliman Group shall be responsible for providing all of the members of the Service Delivery Organization with all such benefits as may be required by Law or by the terms of any employee retirement, pension, supplemental compensation, defined contribution or similar plan in or to which Milliman Group or any member of the Service Delivery Organization participates or contributes.

(2)	Voya Group shall not be responsible for, and Milliman Group shall be exclusively responsible for, making payment of wages, salary or bonus or other amounts to the members of the Service Delivery Organization, and for withholding from such members all such amounts and making payments to the appropriate Governmental Authorities for any and all statutory withholdings and other amounts in connection with any and all governmental taxes or fees. Voya Group shall further not be responsible for, and Milliman Group shall be exclusively responsible for, any withholdings from payments to the Service Delivery Organization with respect to payments to any union, club or other organization of or to which Milliman Group or any member of the Service Delivery Organization is a member or may be subject, or any employee retirement, pension, supplemental compensation, defined contribution or similar plan in or to which either Milliman Group or any member of the Service Delivery Organization participates or contributes.

(3)	Milliman Group acknowledges and agrees that Voya Group shall have no responsibility for verifying the work authorization status of any of the members of the Service Delivery Organization.

Section 21.15 Non-Solicitation. Except as otherwise set forth in Section 19.15, during the MSA Term, each Party agrees not to, without the consent of the other Party, directly or indirectly, solicit for employment, hire or establish any consultancy or other working engagement with any employee of the other Party; provided, however, that nothing herein shall prevent either Party from (1) engaging in or using general solicitations to the public, general advertising, placement firm searches or similar means not directed or targeted at employees of the other Party and their Affiliates or (2) hiring any employee of the other Party (a) whose employment with such other Party has been terminated for at least 60 days prior to such hire or (b) who initiates contact with a Party in response to indirect means such as general solicitations to the public, general advertisement, placement firm searches or similar means not directed or targeted at such employee.

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Section 21.16 Notices. All notices, requests, consents, approvals, agreements, authorizations, acceptances, rejections and waivers under this Agreement shall be in writing and shall be deemed given when: (1) delivered by hand or private, prepaid courier service to the person specified for the receiving MSA Contracting Party at the address specified; or (2) mailed to that addressee at that address by a nationally recognized express mail carrier with package tracking capability or certified mail, return receipt requested, with postage fully prepaid. The MSA Contracting Parties may change the address or person for notification upon 10 days’ notice to the other. The initial notification information is:

For Voya Group:	For Milliman Group:

ING North America Insurance Corporation 5780 Powers Ferry Road, N.W. Atlanta, Georgia 30327 Attention: Legal Department (Corporate Transactions Group)	Milliman Financial Risk Management LLC 71 South Wacker, 31st Floor Chicago, Illinois 60606 Attention: Deep Patel

With a copy to:	With a copy to:

ING North America Insurance Corporation 5780 Powers Ferry Road, N.W. Atlanta, Georgia 30327 Attention: Head of Strategic Sourcing	Milliman, Inc. 1301 Fifth Avenue, Suite 3800 Seattle, Washington 98101 Attention: Chief Legal Officer

With a copy to:

ING North America Insurance Corporation 230 Park Avenue New York, New York 10169 Attention: Chief Legal Officer

Except as expressly permitted in this Agreement, an electronic mail message does not satisfy any requirement in this Agreement that a notice, consent, approval, agreement, authorization, acceptance, rejection or waiver must be in writing or signed by any person or Party, or any similar requirement.

Section 21.17 Publicity.

(1)	Upon execution of this MSA, each MSA Party may issue the press release set forth in Exhibit 7.

(2)	Except as provided in Section 13.02(1), Section 13.02(2), Section 13.03, and Section 21.17(1), neither Party shall (a) use the name, trade name, trademarks, service marks or logos of the other Party in any publicity releases, news releases, annual reports, marketing materials, product packaging, signage, stationary, print literature, advertising or websites or (b) make any sort of public communication regarding the other Party or this Agreement, without the consent of such Party, in each instance, which may be withhold in such other Party’s sole discretion. Notwithstanding the foregoing, Voya Group may disclose the fact of this Agreement and Milliman Group’s role as the outsourced provider of the Services, consistent with the disclosures set forth in the press release described in Section 21.17(1).

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Section 21.18 Remedies Cumulative. No specific remedy under this Agreement shall limit a MSA Contracting Party’s right to exercise all other remedies available to such MSA Contracting Party under Law, in equity or under this Agreement, and all such remedies shall be cumulative.

Section 21.19 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement shall remain in full force and effect, except to the extent such remaining provisions are not capable of substantial performance as a result of such holding.

Section 21.20 Survival. Article 1, Section 7.01, Section 7.02, Section 7.03, Section 7.04, Section 9.01, Section 9.04, Article 10, Article 12, Article 13, Article 15, Article 16, Article 17, Section 19.12, Section 19.13, Section 19.14, Section 19.15, Article 21 and any other provisions, Sections or Articles that by their nature are necessary to survive the expiration or termination of this Agreement for any reason shall survive the expiration or termination of this Agreement.

Section 21.21 Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and each such Party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Parties, their permitted assigns, and with respect to Article 16, the Voya Indemnified Parties and Milliman Indemnified Parties.

Section 21.22 Waiver. No delay or omission by any Party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any Party of any breach or obligation shall not be construed to be a waiver of any succeeding breach or any other obligation.

Remainder of page intentionally left blank; signature page follows.

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IN WITNESS WHEREOF, the authorized representatives of the MSA Contracting Parties have executed this MSA as of the MSA Effective Date.

ING NORTH AMERICA INSURANCE CORPORATION

by:	/s/ David S. Pendergrass
name:	David S. Pendergrass
title:	SVP and Treasurer

by:	/s/ Spencer T. Shell
name:	Spencer T. Shell
title:	VP and Assistant Treasurer

MILLIMAN, INC.

by:	/s/ Bruce W. Winterhof
name:	Bruce W. Winterhof, F.S.A.
title:	Principal

MSA Signature Page